Execution Version

Exhibit 10.5

SECOND LIEN CREDIT AGREEMENT

dated as of October 8, 2014

among

Callon Petroleum Company,
as Borrower,

ROYAL BANK OF CANADA,
as Administrative Agent and as Collateral Agent,

and

THE LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC,
ROYAL BANK OF CANADA,
CITIGROUP GLOBAL MARKETS, INC.,

CAPITAL ONE SECURITIES, INC., and

SUNTRUST ROBINSON HUMPHREY, INC.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
ARTICLE I	Definitions and Accounting Matters	1

ARTICLE II	The Credits	49

ARTICLE III	Payments of Principal and Interest; Prepayments; Fees	58

ARTICLE IV	Payments; Pro Rata Treatment; Sharing of Set-Offs	64

Section 4.01.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs.	64
Section 4.02.	Presumption of Payment by the Borrower	65
Section 4.03.	Disposition of Proceeds	65

ARTICLE V	Increased Costs; Break Funding Payments; Payments; Taxes; Illegality	66

Section 5.01.	Increased Costs; Reserve Requirements; Change in Circumstances	66
Section 5.02.	Break Funding Payments	67
Section 5.03.	Taxes	68
Section 5.04.	Mitigation Obligations; Replacement of Lenders	71

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Page
ARTICLE VI	Conditions Precedent	72

Section 6.01.	Effective Date	72

ARTICLE VII	Representations and Warranties	75

ARTICLE VIII	Affirmative Covenants	83

-ii-

ARTICLE IX	Negative Covenants	93

ARTICLE X	Events of Default; Remedies	111

Section 10.01.	Events of Default	111
Section 10.02.	Remedies	113

ARTICLE XI	The Agents	115

ARTICLE XII	Miscellaneous	120

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Annex I	List of Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Security Agreement
Exhibit E-2	Form of Pledge Agreement
Exhibit E-3	Form of Mortgage
Exhibit F	Form of Guaranty Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit I	Form of Intercreditor Agreement

Schedule 1.02-A	Existing Liens
Schedule 1.02-B	Initial Subsidiary Guarantors
Schedule 7.05	Litigation
Schedule 7.11	Subsidiaries and Partnerships
Schedule 7.12	Insurance
Schedule 7.18	Material Agreements
Schedule 7.19	Hedge Contracts
Schedule 9.01	Existing Debt
Schedule 9.07	Affiliate Transactions

-iv-

SECOND LIEN CREDIT AGREEMENT dated as of October 8, 2014 (as amended, modified, supplemented or restated from time to time, this “Agreement”), among CALLON PETROLEUM COMPANY, a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

R E C I T A L S

WHEREAS, capitalized terms used in these preliminary statements shall have the respective meanings set forth for such terms in Section 1.02 hereof;

WHEREAS, the Lenders have agreed to make Loans to the Borrower on the Effective Date, on the terms and subject to the conditions set forth herein, in an aggregate principal amount of $300,000,000, and in connection therewith the Borrower intends to (a) fund a portion of the purchase price for the Acquisition (as defined herein), (b) pay certain existing indebtedness of the Borrower, (c) to finance working capital needs and (d) use for general corporate purposes of the Credit Parties in the ordinary course of business, including the exploration, acquisition and development of oil and gas properties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

SECTION 1.01.Terms Defined Above.    As used in this Agreement, each term defined above has the meaning indicated above.

SECTION 1.02.Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2016 Senior Notes” means the 13% Senior Notes due September 15, 2016, issued by the Borrower under the 2016 Senior Notes Indenture, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.

“2016 Senior Notes Indenture” means the Indenture dated November 24, 2009, between the Borrower and American Stock Transfer & Trust Company, as trustee, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Subject Liens, (c) secures the Secured Obligations, and (d) is perfected and enforceable.

“Accounting Change” has the meaning assigned to such term in Section 1.05.

“Acquired Assets” means the Oil and Gas Properties to be acquired pursuant to the Acquisition Agreement.

“Acquired Debt” means Debt (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Debt shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the acquisition of the Acquired Assets pursuant to the Acquisition Agreement.

“Acquisition Agreement” means, collectively, the Purchase and Sale Agreements dated August 29, 2014, by and between the entities named therein, as “Sellers” and CPOC,  as “Purchaser.”

“Additional Assets” means (a) any property or assets to be used by the Borrower or a Subsidiary in its drilling or completion operations and (b) Oil and Gas Properties classified as Proven Reserves.

“Adjusted Consolidated Net Tangible Assets” of the Borrower means (without duplication), as of the date of determination, the remainder of:

(a)the sum of:

(i)discounted future net revenues from proved oil and gas reserves of the Borrower and the Subsidiary Guarantors calculated in accordance with SEC guidelines before any state, federal or foreign income Taxes, as estimated by the Borrower in its most recently prepared reserve report, as increased by or decreased by, as applicable, as of the date of determination, the estimated discounted future net revenues from:

(A)estimated proved oil and gas reserves acquired since the effective date of such reserve report, which reserves were not reflected in such reserve report,

(B)estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the effective date of such reserve report due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since the effective date of such reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from,

(C)estimated proved oil and gas reserves produced or disposed of since the effective date of such reserve report, and

(D)estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the effective date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pretax basis and substantially in accordance with SEC guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end; provided,  however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Borrower’s petroleum engineers;

(ii)the capitalized costs that are attributable to Oil and Gas Properties of the Borrower and the Subsidiary Guarantors to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements;

(iii)the Net Working Capital of the Borrower and the Subsidiary Guarantors on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements; and

(iv)the greater of:

(A)the net book value of other tangible assets of the Borrower and the Subsidiary Guarantors, as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statement, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Borrower and the Subsidiary Guarantors, as of a date no earlier than the date of the Borrower’s latest audited financial statements; provided that if no such appraisal has been performed the Borrower shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

minus

(b)the sum of:

(i)Minority Interests;

(ii)any net gas balancing liabilities of the Borrower and the Subsidiary Guarantors reflected in the Borrower’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Borrower in accordance with clause (a)(iii) above of this definition);

(iii)to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and the Subsidiary Guarantors with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv)the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and the Subsidiary Guarantors and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate and (b) one percent (1%).

“Administrative Agent” has the meaning assigned to such term in the preamble of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement between the Agents and the Borrower dated as of the date hereof and any replacement letter agreement among such parties.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent; and “Agent” means any of them, as the context requires.

“Agreed Currency” has the meaning assigned to such term in Section 2.07(a).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period commencing on the second Business Day prior to such date plus 1.00% per annum.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term “Federal Funds Effective Rate,” the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.  Notwithstanding the foregoing, if the Alternate Base Rate determined as provided above shall be lower than 2.00% per annum at any time, the Alternate Base Rate shall be deemed to be 2.00% per annum at such time.

“Amended Loans” has the meaning set forth in the definition of Permitted Amendment.

“Amending Lender” has the meaning set forth in Section 2.09(a).

“Amendment Request Class” has the meaning set forth in Section 2.09(a).

“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 7.20(c).

“Anti-Terrorism Laws”  has the meaning set forth in Section 7.20(a).

“Applicable Discount” has the meaning assigned to such term in Section 3.04(c)(iii).

“Applicable Margin” means, for any day, (a) with respect to any Eurodollar Borrowing, 7.50% per annum, and (b) with respect to any ABR Borrowing, 6.50% per annum.

“Applicable Percentage” means, with respect to any Lender (a) when used with reference to any specified Class at any time, a fraction (expressed as a percentage) equal to (i) such Lender’s Commitment in respect of such Class (or, if the Loans of such Class have been funded pursuant to Section 2.01, the principal amount of such Lender’s outstanding Loans of such Class) at such time over (ii) the aggregate Commitments in respect of such Class (or, if the

Loans of such Class have been funded pursuant to Section 2.01, the aggregate principal amount of the outstanding Loans of such Class) at such time; and (b) when used without reference to any specified Class, a fraction (expressed as a percentage) equal to (A) the aggregate amount of such Lender’s unfunded Commitments and outstanding Loans at such time over (B) the aggregate amount of the unfunded Commitments and outstanding Loans of all the Lenders at such time.

“Applicable Premium” shall mean, with respect to any optional prepayment of Loans under Section 3.04 (other than pursuant to Section 3.04(c)),  or any mandatory prepayment of Loans under Section 3.05,  or any prepayment or repayment following an Event of Default, or any mandatory assignment pursuant to Section 5.04 (other than any such mandatory assignment in connection with a Lender’s status as a Defaulting Lender), as applicable:

(a)if made on or after the first anniversary of the Effective Date (in the case of Loans made on the Effective Date) or on or after the first anniversary of the date any Incremental Loans are made (in the case of such Incremental Loans) and before the second anniversary of the Effective Date (in the case of Loans made on the Effective Date) or the second anniversary that any Incremental Loans were made (in the case of such Incremental Loans), a cash amount equal to the product of 100% of the principal amount of the Loans prepaid, repaid or assigned times 2.00%;

(b)if made on or after the second anniversary of the Effective Date (in the case of Loans made on the Effective Date) or on or after the second anniversary of the date any Incremental Loans are made (in the case of such Incremental Loans), and before the third anniversary of the Effective Date (in the case of Loans made on the Effective Date) or the third anniversary that any Incremental Loans were made (in the case of such Incremental Loans), a cash amount equal to the product of 100% of the principal amount of the Loans prepaid, repaid or assigned times 1.00%;and

(d)if made on or after the third anniversary of the Effective Date (in the case of Loans made on the Effective Date) or on or after the third anniversary of the date any Incremental Loans are made (in the case of such Incremental Loans), $0.

Any required payment of Applicable Premium under this Agreement is in addition to, and not in replacement of, any amount paid pursuant to Sections 3.02,  3.03 and 5.02. For the avoidance of doubt, provisions relating to Applicable Premium are for the benefit of the Lenders only (and the Administrative Agent for the ratable benefit of the Lenders). The Borrower acknowledges that (i) the Lenders have bargained for the right to maintain their investment in the Loans free from repayment until the applicable Maturity Date, with certain limited exceptions as specified in this Agreement, (ii) such limited exceptions, and the repayment price applicable to such exceptions, are the result of negotiations among the Borrower and the Lenders, (iii) the Borrower does not have the right to directly or indirectly optionally repay the Loans other than pursuant to Section 3.04(a) and Section 3.04(c), (iv) except as specifically provided in this Agreement, any repayment (including any optional prepayment or any payment following acceleration of the maturity of the Loans) is required to be at a price including the Applicable Premium, and (v) the Applicable Premium (A) is intended to provide compensation to the Lenders for the repayment of the Loans prior to the applicable Maturity

Date, (B) constitutes reasonable compensation to the Lenders for the deprivation of their right to hold the Loans free from such early repayment, and (C) is not a penalty.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means Huddleston & Co., Inc., Netherland Sewell & Associates, Ryder Scott Co. LP, or any other engineering firm selected by the Borrower and which is reasonably acceptable to the Administrative Agent.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(a)a disposition by a Subsidiary to the Borrower or by the Borrower or a Subsidiary to a Wholly-Owned Subsidiary;

(b)the sale of Cash Equivalents in the ordinary course of business;

(c)a disposition of Hydrocarbons or mineral products in the ordinary course of the Oil and Gas Business;

(d)a disposition of obsolete, worn out, depleted or uneconomic equipment, equipment that is no longer useful or necessary in the conduct of the business of the Borrower and its Subsidiaries and that is disposed of in each case in the ordinary course of business or equipment that is contemporaneously replaced by equipment of at least comparable value and use;

(e)transactions permitted by Section 9.09;

(f)an issuance of Capital Stock by a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;

(g)for purposes of Section 9.06 only, the making of a Permitted Investment or a disposition subject to Section 9.02;

(h)an Asset Swap effected in compliance with Section 9.06;

(i)dispositions of assets with an aggregate fair market value since the date of this Agreement of less than $12,500,000;

(j)dispositions in connection with the creation, encumbrance or existence of Permitted Liens or the exercise of any rights or remedies with respect thereto;

(k)dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(l)the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(m)any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and no later than 60 days after the acquisition of, the property that is subject thereto;

(n)the sale or transfer (whether or not in the ordinary course of the Oil and Gas Business) of oil and/or gas properties or direct or indirect interests in real property; provided that, at the time of such sale or transfer, such properties do not have associated with them any proved reserves capable of being produced in material economic quantities; and

(o)the abandonment or farm-out of developed or undeveloped oil and/or gas properties or interests therein in the ordinary course of business  (including the forfeiture of oil and gas leases which are not economically viable to maintain and to which no Proven Reserves are attributed).

“Asset Disposition Offer” has the meaning assigned to such term in Section 9.06.

“Asset Disposition Offer Amount” has the meaning assigned to such term in Section 9.06.

“Asset Disposition Offer Period” has the meaning assigned to such term in Section 9.06.

“Asset Disposition Purchase Date” has the meaning assigned to such term in Section 9.06.

“Asset Swap” means any concurrent purchase and sale or exchange of oil and gas properties or interests therein or other assets or properties used or useful in the Oil and Gas Business, including Capital Stock of any Person who holds any such properties, interests or assets, between the Borrower or any of its Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 9.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Auction” has the meaning assigned to such term in Section 3.04(c)(i).

“Auction Amount” has the meaning assigned to such term in Section 3.04(c)(i).

“Auction Manager” has the meaning assigned to such term in Section 3.04(c)(i).

“Auction Notice” has the meaning assigned to such term in Section 3.04(c)(i).

“Average Life” means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, as to any Person, the board of directors, sole director, board of managers, sole manager or comparable governing body of such Person or a duly authorized committee of such board of directors.

“Borrower Materials” has the meaning set forth in Section 8.01.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any particular time, the Dollar amount determined by the “Lenders” under the First Lien Credit Agreement to be the Borrowing Base in accordance with the terms of the First Lien Credit Agreement, including any redetermination thereof in accordance with the terms of the First Lien Credit Agreement; provided that such Borrowing Base is a conforming traditional corporate banking borrowing base for oil and gas secured loan transactions, including customary mechanisms for periodic redeterminations thereof.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Building” means and “building” or “manufactured (mobile) home” (in each case as such terms are defined for purposes of the National Flood Insurance Program.

“Business Day” means any day that is not a Saturday, Sunday or a United States federal holiday or any other day on which commercial banks in New York City are authorized or required by law to be closed; provided that if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person or its Subsidiaries as lessee that would be capitalized on a balance sheet of such Person or its Subsidiaries prepared in conformity with GAAP, other than, in the case of such Person or its Subsidiaries, any such lease under which such Person or any of its Subsidiaries is the lessor.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person and its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:

(a)securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having a maturity within one year after the date of acquisition thereof;

(b)marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year after the date of acquisition thereof and, at the time of such acquisition, having a credit rating of at least “A” or the equivalent thereof from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments);

(c)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year after the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services or “A” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and having combined capital and surplus in excess of $500,000,000;

(d)repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank meeting the qualifications specified in clause (c) above;

(e)commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and in any case maturing within one year after the date of acquisition thereof; and

(f)interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (e) above.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Subsidiaries.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons, other than the Borrower, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by the Borrower’s management or their designees to be voted in favor of persons nominated by the Borrower’s Board of Directors) of 40% or more of the outstanding voting securities of the Borrower, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Borrower), (b) the

Borrower shall fail beneficially to own, directly or indirectly, 100% of the outstanding shares of voting capital stock of any of its Subsidiaries (other than Ventures) on a fully-diluted basis except pursuant to a sale or other transaction permitted by this Agreement, or (c) 50% or more of the directors of the Borrower shall consist of Persons not nominated by the Borrower’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans made on the Effective Date or Loans of any class established pursuant to Section 2.08, 2.09 or 2.10, (b) any Commitment, refers to whether such Commitment is one of the Commitments in effect on the Effective Date or commitments of any class established pursuant to Section 2.08 or 2.10 and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means, at any time, all Property that is, or is required under the terms of this Agreement to be, subject to the Liens created by the Security Instruments to secure the Secured Obligations.

“Collateral Agent” has the meaning assigned to such term in the preamble of this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)the Collateral Agent shall have received from each Domestic Subsidiary that is required under Section 8.13 to Guarantee the Secured Obligations, a counterpart of the Guaranty Agreement, duly executed and delivered on behalf of such Person;

(b)the Collateral Agent shall have received a counterpart of the Security Agreement, duly executed and delivered on behalf of the Borrower, each Subsidiary Guarantor and each other Domestic Subsidiary that is required under Section 8.13 to be a party to a Security Agreement, and all certificates representing Capital Stock and other instruments and documents required under Section 8.13 to be delivered to the Collateral Agent (or to the First Lien Administrative Agent as gratuitous bailee for the Collateral Agent) shall have been so delivered;

(c)all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Instruments and to perfect such Liens to the extent required by, and with the priority required by, the Security Instruments or this Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(d)the Administrative Agent shall have received (i) counterparts of Security Instruments creating Liens on (A) all interests in Oil and Gas Properties and other Property owned by the Borrower or any Domestic Subsidiary (other than Property referred to in the preceding clauses of this definition) that are subject to any Lien securing the First Lien Secured Obligations (or that would be required, under the First Lien Credit Agreement as in effect on the date of this Agreement, to secure such First Lien Secured Obligations if such First Lien Secured Obligations were outstanding and such First Lien Credit Agreement were in effect) and (B) Mortgaged Properties that, taken together, represent at least at least 80% of the PW Value of the Oil and Gas Properties classified as Proven Reserves evaluated in the then most recent Reserve Report, after giving effect to exploration and production activities, acquisitions, dispositions and production in each case in the period to be covered by such Reserve Report, each such Security Instrument to be substantially identical to the corresponding First Lien Security Instrument, if any, reasonably satisfactory in form and substance to the Administrative Agent and duly executed and delivered by the record owner of the applicable interest in Oil and Gas Properties or other Property, and each Lien created by such Security Instruments subject only to Permitted Liens that are also prior to the Liens securing the First Lien Secured Obligations, in the case of Liens other than Liens securing the First Lien Secured Obligations, (ii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board, and (iii) such title information and other documents (but excluding legal opinions other than those specified in Section 6.01) as the Administrative Agent or the Collateral Agent may reasonably request with respect to any such Security Instrument or the interests or Property subject thereto;

(e)each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Instruments to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Credit Parties if, and for so long as the Collateral Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables, shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title information, legal opinions or other deliverables with respect to particular assets to be agreed with the Borrower (including extensions beyond the Effective Date).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan pursuant to Section 2.01, expressed as an amount representing the maximum aggregate amount of the Loan to be made by such Lender.  The Commitments of the Lenders are set forth in Annex I to this Agreement.  The aggregate amount of the Commitments on the Effective Date is $300,000,000.

“Commodity Agreements” means, in respect of any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person and designed to protect such Person against fluctuations in Hydrocarbon prices.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDAX for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are in existence to (b) Consolidated Interest Expense for such four fiscal quarters; provided, that:

(i)if the Borrower or any Subsidiary:

(A)has Incurred any Debt since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Debt,  Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period (except that in making such computation, the amount of Debt under any revolving credit facility outstanding on the date of such calculation will be deemed to be (x) the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding or (y) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period; or

(B)has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Debt (in each case other than Debt Incurred under any revolving credit facility unless such Debt has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of such period;

(ii)if since the beginning of such period the Borrower or any Subsidiary shall have made any Asset Disposition or the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(A)the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the absolute value of the Consolidated EBITDAX (if negative) directly attributable thereto for such period; and

(B)Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Borrower or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Debt after such sale);

 (iii)if since the beginning of such period the Borrower or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person which becomes a Subsidiary or is merged with or into the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to the need to calculate the Consolidated Coverage Ratio, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(iv)if since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period shall have Incurred any Debt or discharged any Debt, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (ii) or (iii) above if made by the Borrower or a Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Borrower (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act of 1933).  If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Debt that is being given pro forma effect bears an interest rate at the option of the Borrower, the interest rate shall be calculated by applying such optional rate chosen by the Borrower.

“Consolidated Debt” means the aggregate amount of all Debt of the Borrower and its Consolidated Subsidiaries (excluding the net obligations of the Borrower and any Subsidiary Guarantee under Commodity Agreements, Currency Agreements and Interest Rate Agreements that are not payable at such time) as of any date.

“Consolidated EBITDAX” means, for any period, the (a) Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for such period plus (b) to the extent deducted in determining such Consolidated Net Income:  Consolidated Interest Expense, exploration expenses, income Taxes, depreciation, depletion, amortization, accretion expenses related to FAS 143 (superseded primarily by ASC 410), exploration expenses, expenses recognized under FAS 123(r) and FAS 133 (superseded primarily by ASC 718 and ACS 815, respectively), non-cash impairment expenses, debt extinguishment gains or losses in connection with redemption of the 2016 Senior Notes, and all other noncash charges, minus (c) all noncash income added to Consolidated Net Income; provided, however, that if the Borrower or any Consolidated Subsidiary (other than any Consolidated Subsidiary that is not a Subsidiary Guarantor) shall acquire or Dispose of any Property (including the acquisition or Disposition of any Person owning PDP Reserves) during such period then, upon delivery to the Administrative Agent of audited or other financial statements acceptable to the Administrative Agent that support a recalculation, Consolidated EBITDAX shall be calculated after giving pro forma effect to such acquisition, merger or disposition, as if such acquisition, merger or disposition had occurred on the first day of such period if financials are available or otherwise annualized in a manner acceptable to the Administrative Agent; provided that the Borrower may elect to not calculate the pro forma effect for an acquisition if either (i) the excess of revenues over operating expenses (with respect to acquisitions of Oil and Gas Properties) or (ii) Consolidated EBITDAX (with respect to acquisitions of 100% of the Equity Interests any Person)  is positive and does not exceed 20% of the Consolidated EBITDAX of the Borrower and its Consolidated Subsidiaries (other than any Consolidated Subsidiary that is not a Subsidiary Guarantor); provided further that, with respect to Dispositions of Property, the pro forma effect of such Disposition must be calculated if such Property has a sale price or fair market value greater than 5% of Adjusted Consolidated Net Tangible Assets.

“Consolidated Interest Expense”  means, with respect to the Borrower and its Consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses of the Borrower and its Consolidated Subsidiaries incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under transactions related to Currency Agreements and Interest Rate Agreements,  all as determined in conformity with GAAP, excluding, however, (but only to the extent otherwise included in the calculation of Consolidated Interest Expense) extraordinary items in connection with redemption of Debt.

“Consolidated Net Income”  means, with respect to the Borrower and its Consolidated Subsidiaries, for any period, the consolidated net income (or loss) attributable to the Borrower and its Consolidated Subsidiaries for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items (but only to the extent otherwise included in the calculation of Consolidated Net Income), including (i) any net non-cash gain or loss of the Borrower and its Consolidated Subsidiaries during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, (ii) any write-up or write-down of assets and (iii) any extraordinary items in connection with redemption of Debt and (b) the cumulative effect of any change in GAAP.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are or shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative of the foregoing.

“CPOC” means Callon Petroleum Operating Company, a Delaware corporation.

“Credit Documents” means, collectively, this Agreement, each Incremental Facility Agreement, each Loan Modification Agreement, each Refinancing Facility Agreement, the Agency Fee Letter, the Notes,  the Security Instruments, the Intercreditor Agreement, and each other agreement, instrument, or document executed by the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries or any of the officers at any time in connection with this Agreement.

“Credit Facility” means, with respect to any Credit Party, one or more (a) credit facilities (including, without limitation, the First Lien Credit Agreement and this Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Debt, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including successive amendments, restatements, modifications, renewals, refunds, replacements or refinancings and whether or not with the original administrative agent and lenders or borrowers or issuers or another administrative agent or agents or other lenders or borrowers or issuers and whether provided under the original First Lien Credit Agreement, this Agreement or any other credit or other agreement or indenture).

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors, and “Credit Party” means any of them.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt”  for any Person, means without duplication:

(a)indebtedness of such Person for borrowed money;

(b)obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person to the extent of the fair market value of such assets, but excluding trade accounts payable);

(d)obligations of such Person (i) as lessee under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP and (ii) in respect of synthetic leases;

(e)reimbursement obligations of such Person (whether contingent or otherwise) under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(f)obligations of such Person under any Hedge Contract;

(g)obligations of such Person owing in respect of preferred stock or other preferred Equity Interests of such Person that is, in each case, mandatorily redeemable at the option of the holder at any time prior to the date which is two years after the latest Maturity Date;

(h)any obligations of such Person owing in connection with any volumetric production prepayments or production prepayments;

(i)obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and

(j)indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person, to the extent of the value of such Property.

“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in Section 3.02(a).

“Designated Building” means means a Building located on any real property that constitutes Collateral which the Collateral Agent in its discretion determines should be included in the description of the property encumbered by a Mortgage.

“Discharge Date” means the first date when (a) the Secured Obligations have been indefeasibly paid in full in cash (other than any contingent obligations for which demand for payment has not been made), and (b) the Commitments have terminated or expired.

“Discount Range” has the meaning assigned to such term in Section 3.04(c)(i).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Subsidiary); or

(c)is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the Final Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided,  further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to the repayment in full of the Secured Obligations.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund (any two or more Approved Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and that extends credit or buys loans in the ordinary course of business; provided that neither a natural person, nor any Credit Party nor any Affiliate of any Credit Party, shall be an Eligible Assignee.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, request, proceeding, judgment, letter or other communication from any federal, state or local authority or any other party against the Borrower or any Subsidiary relating to Environmental Laws or any Environmental Liability.

“Environmental Laws” means any and all Governmental Requirements relating in any way to health and safety (with respect to exposure to Hazardous Materials), pollution, the protection of the Environment or the preservation, restoration or reclamation of natural resources, including those relating to the, manufacturing, generation, handling, storage, transportation, treatment, Release or threat of Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation or restoration (including natural resource damages) or any fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the manufacturing, generation, use, handling, transportation, storage, treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Effective Date or issued after the Effective Date, but excluding options, warrants and other rights to acquire securities and debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer”

within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder with respect to a Pension Plan, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA or a complete or partial withdrawal by the Borrower, a Subsidiary or any ERISA Affiliate from a Multiemployer Plan, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate, or to appoint a trustee to administer, a Pension Plan by the PBGC, (e) receipt by Borrower, a Subsidiary, or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence or assumption by Borrower, a Subsidiary, or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business or the payment of current premiums which are not past due), (h) the occurrence of a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code that is reasonably likely to result in liability to the Borrower or a Subsidiary, (i) the failure with respect to a Pension Plan, to satisfy the minimum funding standard under section 412 of the Code or section 302 of ERISA, or a failure to make a required contribution to a Multiemployer Plan, (j) a failure by Borrower, a Subsidiary or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment with respect to withdrawal liability under section 4201 of ERISA or (k) the receipt by Borrower, any Subsidiary, or any ERISA Affiliate of any notice concerning the determination that a Multiemployer Plan is in endangered or critical status, within the meaning of section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excess Proceeds” has the meaning assigned to such term in Section 9.06.

“Exchange Act”  means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or any similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than, in the case of subclause (b)(i), a

Lender acquiring an interest in a Loan or Commitment pursuant to an assignment request by the Borrower under Section 5.04), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior commitment, on the date such Lender acquires in its interest in such Loan, or (ii) such Lender changes its applicable lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with its obligations under Section 5.03(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Preferred Stock” means the 10.0% Series A Cumulative Preferred Stock of the Borrower outstanding on the Effective Date.

“Failed Auction” has the meaning assigned to such term in Section 3.04(c)(iii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code as of the date of this Agreement (or any amended or successor version described above).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means, initially, October 8, 2021, and thereafter, at any time, the latest Maturity Date applicable at such time to any Loan.

“Financial Officer” means, with respect to any Person, the chief financial officer, treasurer or assistant treasurer of such Person.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“First Lien Administrative Agent” means JPMorgan Chase Bank, National Association, as “Administrative Agent” under the First Lien Credit Agreement (or any successor thereto appointed pursuant to Section 8.06 of the First Lien Credit Agreement, or if the First Lien Credit Agreement is amended to provide that the administrative functions of such Administrative Agent are to be performed by any other Person party to the First Lien Credit Agreement, such other Person).

“First Lien Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of March 11, 2014, among the Borrower, the lenders described therein, JPMorgan Chase Bank, National Association, as administrative agent for such Lenders, and as an issuing lender for such Lenders, as amended by Amendment No. 1 to Fifth Amended and Restated Credit Agreement effective as of March 31, 2014, and as further amended by Amendment No. 2 to Fifth Amended and Restated Credit Agreement dated as of the date of this Agreement.

“First Lien Credit Facility” means the first lien reserved based revolving credit facility established pursuant to the First Lien Credit Agreement.

“First Lien Secured Obligations” means all “Obligations” (as defined in the First Lien Credit Agreement) that may be secured by a Lien on Collateral prior to the Liens securing Loans advanced pursuant to this Agreement (including indebtedness constituting principal and letters of credit incurred under the First Lien Credit Facility).

“First Lien Security Instruments” means the “Security Instruments” as defined in the First Lien Credit Agreement as in effect on the date of this Agreement.

“Flood Insurance Regulation” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1972 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC §4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) any regulations promulgated under any of the foregoing statutes.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means “Funded Debt” means, with regards to any Person at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (c), (d), (e) and (h) of the definition of “Debt”; provided that Debt with respect to letters of credit referred to in clause (e) of such definition shall be considered “Funded Debt” only to the extent such letters of credit are drawn or funded and (b) of the type described in clauses (i) and (j) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clauses (a) and (b) of this definition of “Funded Debt”.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.  For the avoidance of doubt, all operating lease expense and other liabilities with respect to leases of the Borrower and its Consolidated Subsidiaries that would constitute operating leases under GAAP as of the Effective Date shall not be included in the calculations of Debt or Consolidated Interest Expense hereunder.

“Governmental Authority” means, as applicable, the governments of the United States of America or any other nation,  or, in each case, of any political subdivision thereof,

whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government over the Borrower, any Subsidiary, any of their Properties, any Agent or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any Governmental Authority, whether now or hereinafter in effect, including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb shall have a correlative meaning.

“Guaranty Agreement” means an agreement executed by the Subsidiary Guarantors in substantially the form of Exhibit F unconditionally guaranteeing on a joint and several basis payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means all explosive or radioactive substances or wastes and all other materials, substances, pollutants or contaminants, constituents, compounds or wastes (including oil and natural gas exploration, production and development wastes) in any nature or form, in each case, regulated pursuant to or which can give rise to liability under any Environmental Law, including Hydrocarbons.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Contract, including any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws allow as of the Effective Date.

“Hydrocarbon Interests” means rights, titles, interests and estates now or hereafter acquired in and to Hydrocarbons, oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, mineral term interests, subleases, farm-outs, overriding royalty and royalty interests, net profit interests, carried interests, back-in interests, reversionary interests, production payment interests, and other similar mineral interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons”  means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, byproducts, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.08, to make Incremental Loans of any Class hereunder, expressed as an amount representing the maximum principal amount of the Incremental Loans of such Class to be made by such Lender.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Class and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.08.

“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Incremental Loan.

“Incremental Loan” means a term loan made by an Incremental Lender to the Borrower pursuant to Section 2.08.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Reserve Report” means (i) the Borrower’s internally prepared Reserve Report dated as of May 1, 2014 and (ii) the Reserve Report dated as of May 1, 2014 prepared by Ryder Scott Co. LP and covering the Acquired Assets, both in a form reasonably acceptable to the Joint Lead Arrangers.

“Intercreditor Agreement” means the Second Lien Intercreditor Agreement in the form of Exhibit I hereto dated as of the Effective Date among the Borrower and the other Grantors parties thereto, JPMorgan Chase Bank, National Association, as “Senior Representative” for the “Senior Secured Parties” (such terms as defined therein), Royal Bank of Canada as the “Initial Second Priority Representative” for the “Initial Second Priority Debt Parties” (such terms as defined therein), and each additional “Second Priority Representative” (such term as defined therein) from time to time party thereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if agreed to by all Lenders, 12 months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate futures contract, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interpolated Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the Reuters Monitor Money Rates Service page for the longest period for which the Reuters Monitor Money Rates Service page is available that is shorter than the Impacted Interest Period; and (b) the Reuters Monitor Money Rates Service page for the shortest period (for which the Reuters Monitor Money Rates Service page is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to employees, directors or customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services), or any purchase or acquisition of Capital Stock, Debt or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(a)Hedging Obligations Incurred in the ordinary course of business and in compliance with this Agreement;

(b)endorsements of negotiable instruments and documents in the ordinary course of business; and

(c)an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of common stock of the Borrower.

“Joint Bookrunners” means J.P. Morgan Securities, LLC, Royal Bank of Canada, Citigroup Global Markets, Inc., Capital One Securities, Inc., and SunTrust Robinson Humphrey, Inc.

“Joint Lead Arrangers”  means J.P. Morgan Securities, LLC, Royal Bank of Canada, Citigroup Global Markets, Inc., Capital One Securities, Inc., and SunTrust Robinson Humphrey, Inc.

“Judgment Currency” has the meaning assigned to such term in Section 2.07(b).

“Junior Debt” means Subordinated Debt, unsecured Debt or Debt secured by a Lien on Collateral ranking junior to the Lien securing the Loans hereunder.

“Later Debt” has the meaning assigned to such term in Section 9.06.

“Later Debt Proceeds” has the meaning assigned to such term in Section 9.06.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to Section 2.08 or 2.10 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Monitor Money Rates Service page (being currently the page designated as “LIBO”) (or any successor thereto nominated by the ICE Benchmark Administration or to any replacement market convention therefor selected by the Administrative Agent) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, if the Reuters Monitor Money Rates Service page shall not be available for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided,  further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Banks at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest or floating charge arising from a mortgage, debenture, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.  For the purposes of this Agreement, Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.  Notwithstanding the foregoing, for purposes of Article 9, “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or similar charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan Modification Agreement” means a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and one or more Amending Lenders, effecting a Permitted Amendment and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.09.

“Loan Modification Offer” has the meaning set forth in Section 2.09(a).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means Lenders having more than 50% of the unused Commitments and outstanding Loans.

“Make-Whole Compensation” means, with respect to any mandatory assignment of Loans pursuant to Section 5.04 (other than any such mandatory assignment in connection with a Lender’s status as a Defaulting Lender), an amount equal to (a) the Make-Whole Payment that would have been paid by the Borrower to the assigning Lender if such assignment of Loans by the assigning Lender was instead an optional prepayment of such Loans under Section 3.04 (other than pursuant to Section 3.04(c)), or a mandatory prepayment of such Loans under Section 3.05, or any prepayment or repayment of Loans following an Event of Default, minus (b) the amount paid to such assigning Lender by the assignor Lender on the date of such assignment.

“Make-Whole Payment” means,  with respect to any optional prepayment of Loans under Section 3.04 (other than pursuant to Section 3.04(c)), or any mandatory prepayment of Loans under Section 3.05, or any prepayment or repayment of Loans following an Event of Default, in each case to the extent such prepayment or repayment of Loans is made at any time prior to the date one year from the Effective Date (in the case of prepayment or repayment of Loans made on the Effective Date) or one year from the date that Incremental Loans were made (in the case of prepayment or repayment of such Incremental Loans), a cash amount equal to the greater of:

(1) an amount equal to (a) 100% of the principal amount of the Loans prepaid or repaid, plus (b) accrued and unpaid interest on the principal amount prepaid or repaid, and

(2) an amount equal to (a) the sum of the present values of (i) 102% of the principal amount of Loans prepaid or repaid and (ii) the remaining scheduled payments of interest from the actual date of prepayment or repayment through the date one year from the Effective Date (in the case of Loans made on the Effective Date) or through the date one year from the date any Incremental Loans were made (in the case of such Incremental Loans), assuming Adjusted LIBO Rate prevailing at the time of the notice of optional prepayment (or, if no such notice is given, the date of such prepayment) or the date of any required mandatory prepayment or such assignment, as applicable, applies throughout the applicable period from the actual date of prepayment or repayment through the date one year from the Effective Date (in the case of Loans made on the Effective Date) or through the date one year from the date any Incremental Loans were made (in the case of such Incremental Loans), as applicable, not including any portion of such payments of interest accrued as of the date of prepayment or repayment), discounted back to the day of prepayment or repayment on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate plus 50 basis points, plus (b) accrued and unpaid interest on the principal amount prepaid or repaid.

Any required payment of a Make-Whole Payment under this Agreement is in addition to, and not in replacement of, any amount paid pursuant to Sections 3.02, 3.03 and 5.02. For the avoidance of doubt, provisions relating to Make-Whole Payment are for the benefit of the Lenders only (and the Administrative Agent for the ratable benefit of the Lenders). The Borrower acknowledges that (i) the Lenders have bargained for the right to maintain their investment in the Loans free from repayment until the applicable Maturity Date, with certain limited exceptions as specified in this Agreement, (ii) such limited exceptions, and the repayment price applicable to such exceptions, are the result of negotiations among the Borrower and the Lenders, (iii) the Borrower does not have the right to directly or indirectly optionally repay the Loans other than pursuant to Section 3.04(a) and Section 3.04(c), (iv) except as specifically provided in this Agreement, any repayment or required assignment of Loans within the first year such Loans are made is required to be at a price including the Make-Whole Payment, and (v) the Make-Whole Payment (A) is intended to provide compensation to the Lenders for the repayment of the Loans prior to the applicable Maturity Date, (B) constitutes reasonable compensation to the Lenders for the deprivation of their right to hold the Loans free from such early repayment, and (C) is not a penalty.

“Material Adverse Change” means a material adverse change on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of any of the Credit Documents or the ability of any Credit Party to perform any of their respective obligations under any Credit Document to which it is a party or (c) the rights and remedies of or benefits available to the Administrative Agent, any other Agent or any Lender under any Credit Document.

“Material Debt” means Debt (other than the Loans) or Hedging Obligations of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Debt, the “principal amount” of any Hedging Obligations of the Borrower or any Subsidiary at any time shall be the net amount (after giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if the applicable Interest Rate Agreement, Currency Agreement or Commodity Agreement were terminated at such time.

“Maturity Date” means, with respect to the Loans made on the Effective Date, the Final Maturity Date.  The “Maturity Date” with respect to the Incremental Loans, Amended Loans or Refinancing Loans of any Class shall be that determined for such Loans as provided in Section 2.08, 2.09 or 2.10, as applicable, and set forth in the applicable Incremental Facility Agreement, Loan Modification Agreement or Refinancing Facility Agreement.

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Subsidiary that are not owned by the Borrower or a Subsidiary.

“Mortgaged Property” means any Property owned by the Borrower or any Subsidiary Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Mortgages” means, collectively, each of the mortgage or deed of trust executed by any one or more of the Borrower, a Subsidiary Guarantor or any of their respective Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties in substantially the form of the attached Exhibit E-3 or such other form as may be reasonably requested by the Collateral Agent, in each case as the same may be amended, modified, restated or supplemented from time-to-time, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)all legal, accounting, investment banking, title and recording Tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local income Taxes required to be paid or accrued as a liability under GAAP (after taking into account any net operating or other losses and any available Tax credits), as a consequence of such Asset Disposition;

(b)all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(c)all distributions and other payments required to be made to Minority Interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)amounts accrued in accordance with GAAP in respect of liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Subsidiary after such Asset Disposition or liabilities incurred in connection with such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) the sum of (i) all current assets of the Borrower and its Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, plus (ii) the amount of revolving credit borrowings available to be Incurred under the First Lien Credit Agreement, less (b) all current liabilities of the Borrower and its Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Debt and (iii) from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating, servicing, maintaining and disposing of interests in oil, gas, liquid natural gas and other hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storing, refining, selling and transporting any production from such interests or properties and products produced therefrom or in association therewith and (c) any business or activity relating to, arising from or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties”  means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments, back in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests, or any interest therein.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Currency” has the meaning assigned to such term in Section 2.07(a).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Pari Passu Debt” means  Debt (a) secured by the Security Instruments or by a Lien on the Collateral that ranks equally with the Lien of the Security Instruments and (b) containing provisions similar to those of Section 9.06 requiring the Borrower to make an offer to purchase such Debt with the proceeds from any Asset Disposition.

“Participant” has the meaning assigned to such term in Section 12.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(c)(iii).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDP Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.

“Pension Plan” means any employee pension benefit plan as defined in section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and in respect of which the Borrower, a Subsidiary or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer pursuant to section 4063 of ERISA at any time during the preceding six years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.09, providing for an extension of the Maturity Date and/or an increase or decrease in the rate of interest applicable to the Amending Lenders’ Loans of the applicable Amendment Request Class (such Loans being referred to as the “Amended Loans”) and, in connection therewith, any of the following:  (a) a modification of the scheduled amortization applicable thereto; provided that the Average Life of such Amended Loans shall be no shorter than the remaining Average Life (determined at the time of such Loan Modification Offer) of the Loans of such Class, (b) the inclusion of fees to be payable to the Amending Lenders in respect of such Loan Modification Offer or their Amended Loans and/or (c) an addition of any affirmative or negative covenants applicable to the Borrower and the Subsidiaries; provided that any such additional covenant with which the Borrower and the Subsidiaries shall be required to comply prior to the Final Maturity Date in effect immediately prior to such Permitted Amendment shall also be for the benefit of all other Lenders.

“Permitted Business Investment” means any Investment made in the ordinary course of the business of the Borrower or any Subsidiary or that is of a kind or character that is customarily made in the conduct of the Oil and Gas Business, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(a)ownership interests in oil and gas properties, liquid natural gas facilities, refineries, drilling operations, processing facilities, gathering systems, pipelines, midstream assets and equipment, or ancillary real property interests; and

(b)Investments in the form of or pursuant to oil and gas leases, operating agreements, gathering agreements, processing agreements, transportation agreements, farm-in agreements, farm-out agreements, participation agreements, exploration agreements, development agreements, area of mutual interest agreements, unitization or pooling designations, declarations, orders and agreements, gas balancing or deferred production agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties.

“Permitted Investments” means an Investment by the Borrower or any Subsidiary in:

(a)a  Subsidiary (other than a Subsidiary that does not Guarantee the Secured Debt) or a Person which will, upon the making of such Investment, become a Subsidiary (other than a Subsidiary that does not Guarantee the Secured Obligations); provided that the primary business of such Subsidiary is the Oil and Gas Business;

(b)another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Subsidiary Guarantor;  provided that such Person’s primary business is the Oil and Gas Business;

(c)cash and Cash Equivalents;

(d)receivables owing to the Borrower or any Subsidiary created or acquired in the ordinary course of the Oil and Gas Business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary deems reasonable under the circumstances;

(e)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)loans or advances to employees and directors made in the ordinary course of business of the Borrower or such Subsidiary;

(g)Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(h)Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 9.06;

(i)Investments in existence on the date of this Agreement or made pursuant to agreements or commitments in effect on such date;

(j)Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 9.01;

(k)Investments by the Borrower or any of its Subsidiaries, together with all other Investments pursuant to this clause (k), in an aggregate amount outstanding at any one time not to exceed the greater of (x) $15,000,000 and (y) 3.0% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(l)Guarantees made in accordance with Section 9.01;

(m)Investments in Subsidiaries that do not Guarantee the Secured Obligations and in general or limited partnerships, limited liability companies, corporations or other types of entities in an aggregate amount not to exceed the greater of (x) $15,000,000 and (y) 3.0% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);

(n)Permitted Business Investments; and

(o)any Asset Swap made in accordance with Section 9.06.

In order to be a Permitted Investment, an Investment need not be permitted solely by one subsection of this definition but may be permitted in part by one such subsection and in part by one or more other subsections of this definition.  In the event an Investment meets the criteria of one or more of the subsections of this definition, the Borrower, in its sole discretion, may classify (or subsequently reclassify) all or any portion of such Investment as being permitted by any one or more of such subsections.

“Permitted Liens” means, with respect to any Person:

(a)Liens on the Collateral securing (i) Debt and related obligations Incurred under Section 9.01(b)(i)(y) and (ii) Debt and related obligations Incurred under Section 9.01(b)(i)(x);  provided that in the case of Debt described in clause (ii), the collateral agent, trustee or other security representative for the holders of such Debt shall have become a party to the Intercreditor Agreement;

(b)pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or earnest money, good faith or similar deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, in each case Incurred in the ordinary course of business;

(c)Liens imposed by law, constituting carriers’, warehousemen’s, suppliers’, materialmen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP, if any, shall have been made in respect thereof;

(d)Liens for Taxes not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(e)Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided,  however, that such letters of credit do not constitute Debt;

(f)encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, permits, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or surface leases and other similar rights in respect of surface operations or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g)Liens securing Hedging Obligations;

(h)leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i)any judgment Lien not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)Liens for the purpose of securing Debt incurred pursuant to Section 9.01(b)(vii) for the purposes of the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(i)the aggregate principal amount of Debt secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and

(ii)such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(k)Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(i)such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board; and

(ii)such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(l)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(m)Liens existing on the date of this Agreement and set forth in Schedule 1.02-A;

(n)Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary;  provided that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary;

provided further,  however, that any such Lien may not extend to any other property owned by the Borrower or any Subsidiary;

(o)Liens on property at the time the Borrower or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary;  provided that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further,  however, that such Liens may not extend to any other property owned by the Borrower or any Subsidiary;

(p)Liens securing Debt or other obligations of a Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary;

(q)Liens securing Refinancing Debt Incurred to refinance Debt that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(r)Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the oil and gas property or other interest that is subject to such Production Payments and Reserve Sales;

(s)Liens arising under oil and gas leases, farm-out agreements, farm-in agreements, ordinary course farm-out or farm-in participation agreements,  division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, partnership agreements, joint venture agreements, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided (i) in all instances, that such Liens are limited to the assets that are subject to the relevant agreement, program, order or contract, and (ii) if such Liens secure obligations owing to an Affiliate of a Credit Party, such Liens and such obligations shall be subordinated to the Secured Obligations on terms and conditions satisfactory to the Administrative Agent;

(t)Liens on pipelines or pipeline facilities that arise by operation of law; and

(u)Liens securing Debt (other than Subordinated Debt)  in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $15,000,000 and (y) 3.0% of Adjusted Consolidated Net Tangible Assets at the time made.

Notwithstanding the foregoing provisions of this definition, for purposes of any provision of this Agreement or any other Credit Document representing as to or restricting the Liens to which any Collateral is or may be subject, the term “Permitted Liens” shall not include any Lien that under the terms of the First Lien Credit Agreement or any of the “Credit Documents” (as defined therein) is not permitted to encumber such Collateral (insofar as it constitutes collateral securing the “Obligations” (as so defined in the First Lien Credit Agreement)).

“Permitted Subject Liens” means Permitted Liens other than those described in clauses (g),  (i), (m), (n), (o),  (q)  (to the extent a Permitted Liens in clause (q) secures Refinancing Debt that has refinanced Debt secured by a Permitted Lien that was not a Permitted Subject Lien) and (u) of the definition of “Permitted Liens.”

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning set forth in Section 8.01.

“Pledge Agreement” means the Second Lien ledge Agreement among the Borrower, CPOC and the Collateral Agent in substantially the form of Exhibit E-2 with such modifications as may be necessary or advisable to account for an issuer of pledged Capital Stock not being organized under the laws of the United States (or any state thereof) or otherwise in form and substance acceptable to the Collateral Agent granting Acceptable Security Interests on the Capital Stock held by the Borrower and the Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Plan”  means any employee benefit plan, as defined in section 3(3) of ERISA, established or maintained by Borrower or any Subsidiary or, with respect to any such plan that is subject to Title IV of ERISA or Section 412 of the Code, an ERISA Affiliate.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such Person.

“Preferred Stock Take Out Debt” means Debt of the Borrower that (a) is unsecured and does not prohibit the repayment or prepayment of any Secured Obligations, (b) does not have a maturity date or other mandatory redemption date that is on or earlier than the date two years after the latest Maturity Date, (c) does not have any amortization, sinking fund payments or mandatory redemption obligations (other than customary redemption provisions in connection with changes in control that also constitute an Event of Default hereunder or certain asset dispositions resulting in a redetermination of the Borrowing Base under the First Lien Credit Agreement) that are due on or prior to the date two years after the latest Maturity Date, (d) does not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, (e) does not require payment of interest in excess of the prevailing market rate at the time such Debt is Incurred, and (f) is Incurred for the purposes of redeeming the Existing Preferred Stock.

“Prepared Reserve Report” has the meaning assigned to such term in Section 8.11(a).

“Prime Rate” means, at any time, the rate of interest most recently announced by the Administrative Agent as its U.S. prime rate, with the understanding that the Prime Rate is one of the Administrative Agent’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Administrative Agent may designate. Each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Prior Lien” means a Lien on any Collateral that has priority (whether by law or pursuant to any agreement) over the Liens of the Security Instruments.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Subsidiary to any Person (other than a Person in its capacity as a lessor under an oil and gas lease) of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, under which the grantee or transferee thereof has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause to be operated and maintained, the related oil and gas properties or other related interests in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or a Subsidiary.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved PV-10 Value” means, as of any date, the present value of estimated future net cash flows to be realized from Hydrocarbons to be produced from Oil and Gas Properties of the Borrower and the Subsidiaries, as set forth in the Reserve Reports most recently delivered pursuant hereto prior to such date, calculated in accordance with the rules and regulations of the SEC in effect from time to time and using the pricing conventions specified below, and discounted using an annual discount rate of 10%.  The amount of Proved PV-10 Value at any time shall be calculated on a pro forma basis for dispositions and acquisitions of Oil and Gas Properties consummated by the Credit Parties since the date of the Reserve Report most recently delivered pursuant hereto prior to such time (provided that, in the case of any such acquisition, the Administrative Agent shall have received a Reserve Report evaluating the Hydrocarbons to be produced from Oil and Gas Properties subject thereto in form and substance reasonably acceptable to the Administrative Agent and accompanied by such certifications as to the matters set forth therein as the Administrative Agent may reasonably request).  The following pricing conventions shall apply:

(i)with respect to natural gas and oil, the “Proved PV-10 Value” shall be based on, (y) for each 12 month period during the first 60 month period after the date of determination, the average strip price for crude oil (WTI) and natural gas (Henry Hub) for such 12 month period, as quoted on the NYMEX as of the first day of the second month immediately preceding the date on which the applicable Reserve Report shall have been delivered pursuant to Section 8.11(a) (as adjusted for basis differentials) and (z) for each of the succeeding 12 consecutive monthly periods thereafter, the average strip price for crude oil (WTI) and natural gas (Henry Hub) for the 49th month through and including the 60th month occurring after such date of determination, as quoted on the NYMEX as of the first day of the second month immediately preceding the date on which the applicable Reserve Report shall have been delivered pursuant to Section 8.11(a) (as adjusted for basis differentials); and

(ii)with respect to natural gas liquids, the “Proved PV-10 Value” shall be based the ratio of (1) the average price realized by the Borrower for NGLs during the 12-month period ending on the last day prior to the effective date of the applicable Reserve Report that shall have been delivered pursuant to Section 8.11(a) to (2) the average first of month price for crude oil (WTI), as quoted on the NYMEX during the same 12-month period, of the five-year strip price for crude oil (WTI) as quoted on the NYMEX as of the first day of the second month immediately preceding the date on which the applicable Reserve Report shall have been delivered pursuant to Section 8.11(a) (as adjusted for basis differentials).

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions.

“Public Lender” has the meaning set forth in Section 8.01.

“PV-10 Coverage Ratio” means, as of any date of determination, the ratio of (a) the Proved PV-10 Value to (b) Consolidated Debt for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are in existence; provided that Consolidated Debt shall be calculated as set forth in the definition of “Consolidated Coverage Ratio.”

“PW Value” means with respect to any proved Oil and Gas Property, the net present value of the Hydrocarbons to be produced from such Oil and Gas Property, calculated using a discount rate of nine percent (9.00%) per annum and estimates of reserves, prices, production rates and costs acceptable to the Administrative Agent.

“Qualifying Bid” has the meaning assigned to such term in Section 3.04(c)(iii).

“Qualifying Lender” has the meaning assigned to such term in Section 3.04(c)(iv).

“Recipient” means the Administrative Agent, any other Agent or any Lender, as applicable.

“Reference Banks” means J.P. Morgan Securities, LLC, Royal Bank of Canada, Citigroup Global Markets, Inc., Capital One Securities, Inc., and SunTrust Robinson Humphrey, Inc. or such additional or other banks as may be appointed by the Administrative Agent.

“Refinancing Commitments” has the meaning set forth in Section 2.10(a).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.10.

“Refinancing Debt” means Debt that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Debt existing on the date of this Agreement or Incurred in compliance with this Agreement (including Debt of the Borrower that refinances Debt of any Subsidiary and Debt of any Subsidiary that refinances Debt of another Subsidiary) including Debt that refinances Refinancing Debt; provided, that:

(a)(i) if the Stated Maturity of the Debt being refinanced is earlier than the Final Maturity Date, the Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being refinanced or (ii) if the Stated Maturity of the Debt being refinanced is later than the Final Maturity Date, the Refinancing Debt has a Stated Maturity at least 91 days later than the Final Maturity Date;

(b)the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refinanced;

(c)such Refinancing Debt is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced (plus, without duplication, any additional Debt Incurred to pay interest or premiums required by the instruments governing such Debt being refinanced and fees and expenses Incurred in connection therewith); and

(d)if the Debt being refinanced is subordinated in right of payment to the Secured Obligations, such Refinancing Debt is subordinated in right of payment to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

“Refinancing Lender” has the meaning set forth in Section 2.10(a).

“Refinancing Loans” has the meaning set forth in Section 2.10(a).

“Refinancing Preferred Stock” means preferred Equity Interests of the Borrower that (a) are unsecured and do not prohibit the repayment or prepayment of any Obligations, (b) do not have a maturity date or other mandatory redemption date that is on or earlier than the date two years after the latest Maturity Date, (c) do not have any sinking fund payments, scheduled dividend payments, or mandatory redemption obligations (other than customary redemption provisions in connection with changes in control that also constitute an Event of Default hereunder or certain asset dispositions resulting in a redetermination of the Borrowing Base under the First Lien Credit Agreement) that are due on or prior to the date two years after the latest Maturity Date, (d) do not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, (e) do not impose a cash dividend rate that exceeds ten percent (10.00%) per annum,  and (f) which permit the Borrower to defer payment of cash dividends thereon in the Borrower’s discretion.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, migrating, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Material into, onto or through the Environment or within, from or into any building, structure, facility or fixture.

“Reply Amount” has the meaning assigned to such term in Section 3.04(c)(ii).

“Reply Discount” has the meaning assigned to such term in Section 3.04(c)(ii).

“Reserve Report” means (a) at any time when the First Lien Credit Agreement is in effect, each “Engineering Report” (as defined in the First Lien Credit Agreement) delivered pursuant to Section 5.06(c)(i) and (c)(ii) of the First Lien Credit Agreement (or the analogous provision following any amendment thereof), that is satisfactory to the First Lien Administrative Agent (unless the Administrative Agent shall have objected to such report within five Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent) and (b) at any other time, a reserve report reasonably satisfactory to the Administrative Agent prepared on substantially the same basis as that provided for in the First Lien Credit Agreement (as in effect on the Effective Date).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President or any Financial Officer of such Person (a “Specified Responsible Officer”) or any (a) other officer of such Person specified as such to the Administrative Agent in writing by a Specified Responsible Officer, or (b) other employee of such Person specified as such to the Administrative Agent in writing by any Financial Officer of such Person; provided that any written designation of any officer or employee other than a Specified Responsible Officer as a “Responsible Officer” shall include a specimen signature of such other officer or employee which is certified by a Specified Responsible Officer.  Unless otherwise specified, all references to a Responsible Officer herein shall be a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 9.02.

“Return Bid” has the meaning assigned to such term in Section 3.04(c)(ii).

“Return Bid Due Date” has the meaning assigned to such term in Section 3.04(c)(ii).

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Subsidiary transfers such property to a Person and the Borrower or a Subsidiary leases it from such Person.

“Sanctioned Country” has the meaning assigned to such term in Section 7.20(d).

“Sanctions” has the meaning assigned to such term in Section 7.20(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Priority Representative” has the meaning set forth in the Intercreditor Agreement.

“Section 1031 Counterparty” means an entity that is not an Affiliate of the Borrower and that will serve as an exchange accommodation titleholder in connection with the Section 1031 Exchange.

“Section 1031 Exchange” means a transaction that qualifies for nonrecognition of gain or loss under Section 1031 of the Code pursuant to which the Borrower or a Subsidiary of the Borrower would exchange Oil and Gas Properties owned by it for Oil and Gas Properties owned by a third party.

“Secured Obligations” means any and all amounts owing or to be owing by the Borrower or any Subsidiary (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) under any Credit Document, including, without limitation, the principal of and all interest on the Loans and all fees, premium, expense reimbursement obligations, indemnification obligations and other obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower or any Subsidiary (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not allowed or allowable as a claim in any such case, proceeding or other action).

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders and any other Persons to whom obligations included in the Secured Obligations are owed.

“Security Agreement” means the Second Lien Security Agreement among the Borrower, the Domestic Subsidiaries and the Collateral Agent in substantially the form of Exhibit E-1 with such modifications as may be necessary or advisable to account for an issuer of pledged Capital Stock not being organized under the laws of the United States (or any state thereof) or otherwise in form and substance acceptable to the Collateral Agent granting Acceptable Security Interests on the Collateral described therein of the Borrower and the Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Security Instruments” means the Guaranty Agreement, the Security Agreement, the Pledge Agreement, the Mortgages and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person to secure the payment or performance of the Secured Obligations, as such agreements or instruments may be amended, modified, supplemented or restated from time to time.

 “Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Representations” means the representations and warranties made by the Borrower and the Subsidiary Guarantors on the Effective Date in Sections 7.01, 7.02, 7.03, 7.08, 7.15, 7.22 and 7.23.

“Specified Responsible Officer” has the meaning assigned to such term in the definition of “Responsible Officer.”

“Stated Maturity” means, with respect to any security or Debt, the date specified in such security or Debt as the fixed date on which the payment of principal of such security or Debt is due and payable, including pursuant to any mandatory redemption or mandatory prepayment provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board, to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such

Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Debt” has the meaning assigned to such term in Section 9.06.

“Subordinated Debt” means any Debt of the Borrower or its Subsidiaries (whether outstanding on the date of this Agreement or thereafter Incurred) that is subordinate or junior in right of payment to the Secured Obligations pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person.  Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Secured Obligations by a Subsidiary Guarantor pursuant to the Guaranty Agreement.

“Subsidiary Guarantors” means (a) the entities listed on Schedule 1.02-B and (b) any other Person that (i) in order for the Borrower to comply with the Collateral and Guarantee Requirement or Section 8.13 or (ii) for any other reason executes the Guaranty Agreement guaranteeing the payment of the Secured Obligations, in each case unless released pursuant to the terms hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means October 28, 2014.

“Total Leverage Ratio” means, as of any date of determination, the ratio, determined in each case on a consolidated basis for the Borrower and its Consolidated Subsidiaries, of (a) all Funded Debt as of such date of determination to (b) the Consolidated EBITDAX for the four fiscal quarter period most recently ended as of such date; provided that: (i) for the fiscal quarter ended March 31, 2015, Consolidated EBITDAX shall be calculated using the Consolidated EBITDAX for such fiscal quarter multiplied by four, (ii) for the fiscal quarter ended June 30, 2015, Consolidated EBITDAX shall be calculated using the Consolidated EBITAX for the two fiscal quarter period then ended multiplied by two, and (iii) for the fiscal quarter ended September 30, 2015, Consolidated EBITDAX shall be calculated using the Consolidated EBITDAX for the three fiscal quarter period then ended multiplied by 4/3. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Borrower (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act of 1933).

“Transactions” means the execution, delivery and performance by the Borrower and the Subsidiary Guarantors of the Credit Documents to which they are party, the borrowing of Loans, the use of the proceeds thereof and the grant of Liens by the Borrower and the Subsidiary Guarantors on Mortgaged Properties and other Properties pursuant to the Security Instruments, and the application of the net proceeds of the Loans for the purposes set forth in Section 8.16.

“Treasury Rate” means, with respect to a prepayment date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the date that is six months after the Effective Date; provided,  however, that if the period from such prepayment date to the date that is six months after the Effective Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Yield” means, at any time, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor.”  For purposes of determining the Weighted Average Yield of any floating rate Debt at any time, the rate of interest applicable to such Debt at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Debt (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of the

Borrower).  Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.08 shall be made by the Borrower and in a manner consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.

“Wholly-Owned Subsidiary” means a Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly-Owned Subsidiary.

SECTION 1.03.Types of Loans and Borrowings.   For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.04.Terms Generally; Rules of Construction.   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Credit Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions on assignment contained in the Credit Documents), (d) the words “herein,”  “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Credit Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.  In addition, all terms used herein relating to rules, regulations laws, taxes, GAAP and other similar items shall be deemed to mean, as applicable, the rules, regulations, laws, taxes, GAAP or such similar item of the United States or any other jurisdiction reasonably acceptable to the Administrative Agent, as the context so requires.

SECTION 1.05.Accounting Terms and Determinations; GAAP; Lease Treatment.   Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed in such Financial Statements or to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a).

Notwithstanding anything to the contrary contained in this Agreement, in the event of an accounting change requiring additional leases to be capitalized, only those leases that would constitute capital leases on the Effective Date (assuming for purposes hereof that they were in existence on the Effective Date) shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Credit Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).  The Borrower and the Administrative Agent, on behalf of the Lenders, agree that in the event of any material change in GAAP (any such change, for the purpose of this Section 1.05, an “Accounting Change”) that occurs after the date of this Agreement, then following the written request of any of the Borrower, the Administrative Agent or the Majority Lenders, the Borrower and the Administrative Agent shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect any such Accounting Change with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and the Majority Lenders, (a) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Change had not been made, and (b) the Borrower shall prepare footnotes to each certificate and the financial statements required to be delivered hereunder that show the material differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating financial covenant compliance (without reflecting such Accounting Change).

SECTION 1.06.Status of Obligations.  The Secured Obligations are hereby designated as “Senior Debt”  under, and for purposes of, any Debt of any Credit Party that is contractually subordinated in right of payment to any other Debt of such Person, and the Borrower shall take or cause such other Credit Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Debt and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Debt.  Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Debt is outstanding and is further given all such other designations as shall be required under the terms of any such Debt in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Debt.

ARTICLE II

The Credits

SECTION 2.01.Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Effective Date (but in no event later than the Termination Date), in Dollars in a principal amount equal to such Lender’s Commitment.  Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.Loans and Borrowings.

(a)Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the funded portion of each Loan to be made on the Effective Date (i.e., the amount advanced to the Borrower on the Effective Date) shall be equal to 98% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan shall be the “initial” principal amount of such Loan and deemed outstanding on the Effective Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

(b)Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  No such exercise shall result in any liability on the part of the Borrower for increased costs or expenses resulting solely from such exercise and that would not have been incurred but for such exercise (except any such exercise which is made by a Lender pursuant to Section 5.04 or for the purpose of complying with any Governmental Requirement).  Increased costs for expenses resulting from a Change in Law occurring subsequent to any such exercise shall be deemed not to result solely from such exercise.

(c)Minimum Amounts; Limitation on Number of Borrowings.  Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date therefor.

(d)Notes.  If requested by a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (1) any Lender party hereto as of the date of this Agreement, as of the Effective Date, and (2) any other Lender, as of the date such Lender becomes a party hereto, payable to such Lender in a principal amount equal to the aggregate principal amount of its Loans outstanding on such date, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer, may be endorsed by such Lender on a schedule attached to its Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

SECTION 2.03.Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of the initial Borrowing on the Effective Date, one Business Day before the proposed Borrowing) or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  A Borrowing Request (other than any Borrowing Request in connection with the conversion or continuation of a Borrowing) shall be deemed to constitute a representation and warranty by the Borrower that the matters specified in Section 6.01(n) will be satisfied on the date of Borrowing specified in such Borrowing Request.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.Interest Elections.

(a)Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  No such conversion or continuation shall be deemed to be the making of a new Borrowing for purposes of this Agreement, including without limitation Article VI.

(b)Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a conversion to or a continuation of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed conversion or continuation or (ii) in the case of a conversion to an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed conversion.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

Information in Interest Election Requests

.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period or the Interest Period specified in such Interest Election Request is not available from all Lenders, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05.Funding.

(a)Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request within the time permitted hereunder, or if later, on the date specified in such request.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may (but shall not be required to in the absence of it having been assured that such funds actually have been made available), in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.Termination and Reduction of Commitments.

(a)Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate upon the earlier of (i) the borrowing of the Loans on the Effective Date and (ii) 2:00 p.m., New York City time, on the Termination Date.

(b)Optional Termination and Reduction of Aggregate Credit Amounts.  The Borrower may, without payment of any premium or penalty, at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under this Section 2.06(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b) shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 1:00 p.m., New York City time (or such later time as may be agreed by the Administrative Agent), on the specified effective date) if such condition is not satisfied.  Any termination or reduction of Commitments shall be permanent and may not be reinstated.  Each reduction of Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage of the applicable Class.

SECTION 2.07.Currency Indemnity.

(a)Payments in Agreed Currency.    The Borrower shall, and shall cause the Subsidiary Guarantors to, make payment relative to any Secured Obligations in the currency (the “Agreed Currency”) in which such Secured Obligations was effected.  If any payment is received on account of any Secured Obligations in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral under the Security Instruments or the liquidation of the Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of the Borrower and the Subsidiary Guarantors hereunder and under the other Credit Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

(b)Conversion of Agreed Currency into Judgment Currency.  If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the Business Day immediately preceding the date such judgment is given and in any event the Borrower or its Subsidiary shall be obligated to pay the Agents and the Lenders any deficiency in accordance with Section 2.07(c).  For the foregoing purposes “rate of exchange” means the lowest rate at which the relevant Lender or Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

(c)Circumstances Giving Rise to Indemnity.  To the fullest extent permitted by applicable law, if (i) any Lender or any Agent receives any payment or payments on account of the liability of the Borrower hereunder pursuant to any judgment or order in any Other

Currency, and (ii) the amount of the Agreed Currency which the relevant Lender or Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then the Borrower on demand shall, and the Borrower hereby agrees to, indemnify the Lenders and the Agents from and against any loss, cost or expense arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then the Agents or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

(d)Indemnity Separate Obligation.  To the fullest extent permitted by applicable law, the agreement of indemnity provided for in Section 2.07(c) shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders or Agents or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

SECTION 2.08.Incremental Facilities.

(a)The Borrower may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Commitments;  provided that, immediately after giving effect to the establishment of each Incremental Commitment and the incurrence of all Debt thereunder, the Total Leverage Ratio computed on a pro forma basis shall not be greater than 2.50 to 1.00.  Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Incremental Commitments being requested (it being agreed that (A) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (B) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and otherwise satisfy the requirements of Section 12.04(b)(i)).

(b)The terms and conditions of any Incremental Commitments and the Incremental Loans to be made thereunder shall be, except as otherwise set forth herein, identical to those of the Commitments and the Loans; provided that (i) the Incremental Loans shall have the same Guarantees as, and shall rank pari passu in right of security with Liens on the same Collateral as, the Loans, (ii) if the Weighted Average Yield applicable to any Incremental Loans exceeds by more than 0.50% per annum the applicable Weighted Average Yield under the terms of this Agreement, as amended through the date of such calculation, with respect to Loans, then the Applicable Margin then in effect for Loans shall automatically be increased to the extent necessary to eliminate such excess, (iii) the Average Life of any Incremental Loans shall be no shorter than the remaining Average Life of the Loans, (iv) the Maturity Date for any Incremental Loan shall not be earlier than the Final Maturity Date in effect on the date such Incremental Loan is made, (v) for purposes of mandatory prepayments, the Incremental Loans shall be treated no more favorably than the Loans and (vi) the interest rate margins, original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Commitment shall be determined by the Borrower and the lenders thereunder.  Any Incremental Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Loans made thereunder, shall be designated as a separate Class of Incremental Commitments and Incremental Loans for all purposes of this Agreement.

(c)The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans thereunder, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction.  Each Incremental Facility Agreement may, without the consent of any Lender (other than the Incremental Lenders party thereto), effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d)Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, a Lender (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of a Lender (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents.

(e)Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Commitment of any Class shall make a loan to the Borrower in an amount equal to such Incremental Commitment on the date specified in such Incremental Facility Agreement.

(f)The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.08(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof.

SECTION 2.09.Loan Modification Offers.

(a)The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Amendment Request Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 days nor more than 30 days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Amendment Request Class that accept the applicable Loan Modification Offer (such Lenders, the “Amending Lenders”) and, in the case of any Amending Lender, only with respect to such Lender’s Loans and Commitments of such Amendment Request Class as to which such Lender’s acceptance has been made.

(b)A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Amending Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Amending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Amending Lenders as a new “Class” of Loans and/or Commitments hereunder.

SECTION 2.10.Refinancing Facilities.

(a)The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Lender”) will make term loans to the Borrower (the “Refinancing Loans”); provided that each Refinancing Lender must be an Eligible Assignee and otherwise satisfy the requirements of Section 12.04(b)(i).

(b)The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing a Refinancing Commitment and the Administrative Agent; provided that no Refinancing Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction and (iv) substantially concurrently with the effectiveness of such Refinancing Commitments, the Borrower shall obtain Refinancing Loans thereunder and shall repay or prepay then outstanding Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Borrowings and any reasonable fees, premium and expenses relating to such refinancing) and, in the case of a prepayment of Eurodollar Borrowings, shall be subject to Section 5.02.

(c)Each Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated maturity date applicable to the Refinancing Loans of such Class, provided that (A) such stated maturity date shall not be earlier than the Final Maturity Date, (iii) any amortization applicable to the Refinancing Loans of such Class and the effect thereon of any prepayment of such Refinancing Loans, provided that the Average Life of any Refinancing Loans shall be no shorter than the remaining Average Life of the Loans repaid or prepaid with the proceeds thereof, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class, (vi) any original issue discount applicable to the Refinancing Loans of such Class, (vii) the initial Interest Period or Interest Periods applicable to the Refinancing Loans of such Class, and (viii) any affirmative or negative covenants with which the Borrower shall be required to comply (provided that any such covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders).  Except as contemplated by the preceding sentence, the terms of the Refinancing Loans shall be substantially the same as the terms of the Loans made on the Effective Date.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

SECTION 3.01.Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

SECTION 3.02.Interest.

(a)ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans, but in no event to exceed the Highest Lawful Rate.

(b)Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans, but in no event to exceed the Highest Lawful Rate.

(c)Default Rate.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee, premium or other amount payable by the Borrower or any Subsidiary Guarantor hereunder or under any other Credit Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (A) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus 2% or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) the Default Rate or (B) the Highest Lawful Rate.

(d)Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion (but only to the extent so converted).

(e)Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall at all times be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

SECTION 3.03.Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 3.04.Optional Prepayments.

(a)Prepayments.  Except as provided in Section 3.04(c), the Borrower may not voluntarily prepay any Borrowing of Loans made on the Effective Date at any time prior to the first anniversary of the Effective Date and may not prepay any Borrowing of Incremental Loans at any time prior to the first anniversary of the date such Incremental Loans were made, unless (i) the Borrower has provided notice of such prepayment in a manner consistent with Section 3.04(b) and (ii) the Borrower pays the Make-Whole Payment and any amount payable under Section 5.02.  Except as provided in Section 3.04(c), from and after the first anniversary of the Effective Date in the case of Loans made on the Effective Date, and from and after the first anniversary of the date any Incremental Loans have been made, upon notice by the Borrower in a manner consistent with Section 3.04(b), the Borrower may at any time and from time to time prepay any Borrowing of such Loans, in whole or in part, provided that the Borrower also concurrently pays accrued interest thereon to the extent required by Section 3.02, the Applicable Premium, if any, and any amount payable under Section 5.02.

(b)Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic mail or telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 1:00 p.m., New York City time (or such later time as may be agreed by the Administrative Agent), on the specified prepayment date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an aggregate amount not less than $2,500,000 and integral multiples of $1,000,000 in excess thereof.  The Administrative Agent shall apply each prepayment ratably to the Loans included in the Borrowings specified in the Borrower’s notice of prepayment.

(c)Auction and Open Market Repurchases.  Notwithstanding anything to the contrary contained in this Section 3.04 or any other provision of this Agreement, and without otherwise limiting the rights in respect of prepayments of the Loans, so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase outstanding Loans pursuant to this Section 3.04(c) through auctions open to all Lenders in accordance with the procedures described below or through open market purchases:

(i)the Borrower may conduct one or more auctions (each, an “Auction” and each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent, such investment bank in such capacity, the “Auction Manager”) to repurchase all or any portion of the Loans of any Class by providing written notice to the Administrative Agent (for distribution to the Lenders of the related Class) identifying the Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) an aggregate bid amount, which may be expressed at the election of the Borrower as either the total par principal amount or the total cash value of the bid, in a minimum amount of $5,000,000 for each Auction and with minimum increments of $100,000 (the “Auction Amount”) and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans at issue that represents the range of purchase prices that could be paid in the Auction;

(ii)in connection with any Auction, each Lender of the relevant Class may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (y) a principal amount of Loans, which must be in increments of $100,000 or in an amount equal to the Lender’s entire remaining amount of such Loans (the “Reply Amount”).  Lenders may only submit one Return Bid with respect to each Class per Auction (unless the Auction Manager and the Borrower elect to permit multiple bids, in which case the Auction Manager and the Borrower may agree to establish procedures under which each Return Bid may contain up to three bids with respect to each Class, only one of which can result in a Qualifying Bid with respect to such Class).  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption.  Each Return Bid and accompanying Assignment and Assumption must be returned by each participating Lender by the time and date specified by the Administrative Agent as the due date for Return Bids (the “Return Bid Due Date”) for the applicable Auction, which shall be a date not more than 10 Business Days from the date of delivery of the Auction Notice, unless the Borrower and the Administrative Agent otherwise agree;

(iii)if more than one Class is included in an Auction, the following procedures will apply separately for each such Class.  Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Auction Manager, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount (i.e., the greatest discount to par) for which the Borrower can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts received by the applicable Return Bid Due Date are insufficient to allow the Borrower to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount (i.e., the smallest discount to par).  The Borrower shall purchase Loans subject to such Auctions (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided,  further, that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Manager).  In any Auction for which the Administrative Agent and the Borrower have elected to permit multiple bids, if a Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or less than the Applicable Discount will be deemed the Qualifying Bid of such Lender.  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the Return Bid Due Date;

(iv)Once initiated by an Auction Notice, the Borrower may not withdraw an Auction Notice other than in the event of a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.  The Borrower will not have any obligation to purchase any Loans outside of the applicable Discount Range nor will any Reply Discounts outside such applicable Discount Range be considered in any calculation of the Applicable Discount or satisfaction of the Auction Amount.  Each purchase of Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower.  To the extent that no Lenders have validly tendered any Loans of a Class requested in an Auction Notice or as otherwise agreed by the Auction Manager in its sole discretion, the Borrower may amend such Auction Notice for such Loans at least 24 hours before then then-scheduled expiration time for such Auction.  In addition, the Borrower may extend the expiration time of an Auction at least 24 hours before such expiration time;

(v)With respect to all repurchases made by the Borrower pursuant to this Section 3.04(c), such repurchases shall be deemed to be optional prepayments pursuant to this Section 3.04(c) in an amount equal to the full aggregate principal amount of such Loans; provided that such repurchases shall not be subject to the provisions of Sections 3.04(a) and (b) or Section 4.01(c);

(vi)Each repurchase by the Borrower of Loans pursuant to this Section 3.04(c) shall be subject to the following conditions:  (A) in the case of any repurchase pursuant to an Auction, the Auction is open to all Lenders of the applicable Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) as of the date of such repurchase the Borrower shall not have, and shall make a representation to each Qualifying Lender assigning its Loans (unless the making of such representation is waived by such Qualifying Lender) that it does not have, any material non-public information with respect to the business of the Borrower or any of the Subsidiaries or their respective securities that (1) has not been disclosed to such Qualifying Lender prior to such date and (2) if made public could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign its Loans to the Borrower (other than because such Qualifying Lender does not wish to receive material non-public information with respect to the business of the Borrower or any of the Subsidiaries) and (D) any Loans repurchased pursuant to this Section 3.04(c) shall be automatically and permanently canceled upon acquisition thereof by the Borrower; and

(vii)The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article XI and Section 12.03 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

SECTION 3.05.Mandatory Prepayments.

(a)The Borrower will make mandatory prepayments of the Loans to the extent required pursuant Section to 9.06, and (i) if any such mandatory prepayment of Loans is required to be made prior to the first anniversary of the Effective Date (in the case of a mandatory prepayment of Loans made on the Effective Date), or prior to the first anniversary of the date any Incremental Loans were made (in the case of a mandatory prepayment of such Incremental Loans), the Borrower shall be required to pay the applicable Make-Whole Payment and any amount payable under Section 5.02., and (ii) if such mandatory prepayment of Loans is required to be made from and after the first anniversary of the Effective Date (in the case of Loans made on the Effective Date), and from and after the first anniversary of the date any Incremental Loans have been made (in the case of such Incremental Loans), the Borrower shall also be required to pay accrued interest on such Loans to the extent required by Section 3.02, the Applicable Premium, if any, and any amount payable under Section 5.02.

(b)Prior to or concurrently with any mandatory prepayment pursuant to this Section 3.05, the Borrower shall (i) notify the Administrative Agent by telephone (confirmed by telecopy) of such prepayment and (ii) deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment.  Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  The Administrative Agent shall apply each prepayment ratably to the Loans included in the Borrowings specified in the Borrower’s notice of prepayment.  Promptly following receipt of a notice of mandatory prepayment in accordance with this Section 3.05, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be prepaid.

SECTION 3.06.Fees.

(a)The Borrower agrees to pay on the Effective Date to the Administrative Agent, for the account of each Lender, a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender’s Loan.

(b)The Borrower agrees to pay to the Agents and the Joint Lead Arrangers and Joint Bookrunners other fees in the amounts and at the times separately agreed upon in respect of the credit facility established hereby.

(c)Fees paid hereunder shall not be refundable or creditable under any circumstances.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-Offs

SECTION 4.01.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or premium or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m., New York City time, on the date when due (for purposes of computing interest, each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error.    All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and premium then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and premium then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and premium then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower (except pursuant to a transaction consummated in compliance with Section 3.04(c)) or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 4.01(c) shall be treated as having acquired such participation on the date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

SECTION 4.02.Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 4.03.Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Subsidiary Guarantors unto and in favor of the Administrative Agent (or the Collateral Agent, as applicable) for the benefit of the Secured Parties of all of the Borrower’s or each Subsidiary Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby.  Notwithstanding anything to the contrary contained in the Security Instruments, unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of production from or allocated to the Mortgaged Property nor take any other action to cause the proceeds thereof to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

Increased Costs; Break Funding Payments; Payments; Taxes; Illegality

SECTION 5.01.Increased Costs;  Reserve Requirements; Change in Circumstances.

(a)Changes in Law.   Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate);

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes); or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender (other than with respect to Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan or maintaining its obligation to make such a loan or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, upon demand therefor, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital and Liquidity Requirements.   If any Lender shall have determined that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.Break Funding Payments.

(a)In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of an Interest Period applicable thereto, (iii) the failure to borrow any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs or processing or other related fees).  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid, were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market.

(b)A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 5.03.Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), each Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower.   The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by the Borrower or the Lenders.

(i)The Credit Parties shall jointly and severally reimburse and indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but only to the extent that a Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(iii)  relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).

(d)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.03, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders.  (i)    Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other documentation and information reasonably requested by the Borrower or the Administrative Agent (A) as will permit such payments to be made without withholding or at a reduced rate of withholding, or (B) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements and to enable the Borrower and the Administrative Agent to comply with such requirements.  Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Administrative Agent and the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Administrative Agent or the Borrower) or promptly notify the Administrative Agent and the Borrower in writing of its inability to do so.  Notwithstanding anything to the contrary in this Section 5.03, none of the Administrative Agent or any Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(ii)Without limiting the generality of the foregoing,

(a)each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed originals of IRS Form W-9s, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)two properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable) claiming eligibility for the benefits of an applicable income tax treaty to which the United States is a party;

(ii)two properly completed and duly executed originals of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two properly completed and signed certificates substantially in the form of Exhibit H-

1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(iv)to the extent a Foreign Lender is not the beneficial owner, two properly completed and duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(c)each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(d)if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether or not such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or the Administrative Agent be required to pay any amount pursuant to this paragraph (f) to the extent that the payment would place such Lender or the Administrative Agent in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)Survival.   Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5.04.Mitigation Obligations; Replacement of Lenders.

(a)Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender solely as a result of such designation or assignment.

(b)Replacement of Lenders.  If (i) any Lender requests compensation under Section 5.01, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or (iii) any Lender fails to approve an amendment, waiver or other modification to this Agreement and at least the Majority Lenders have approved such amendment, waiver or other modification, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall (A) assume such obligations and (B) in the case of clause (iii), consent to such amendment, waiver or modification (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) if such assignee is not a Lender, such assignee shall satisfy the requirements of Section 12.04(b)(i), (y) such Lender shall have received a  payment of an amount equal to the outstanding principal of its assigned Loans, accrued interest thereon and all other amounts payable to it hereunder (including any Make-Whole Compensation if such assignment is made prior to the date one year from the Effective Date (in the case of an assignment of Loan made on the Effective Date) or one year from the date an Incremental Loan was made by such Lender (in the case of an assignment of such Incremental Loan, and including the Applicable Premium, if any, in the case of any assignment of a Loan made on the Effective Date after the first anniversary of the Effective Date or, in the case of any assignment of an Incremental Loan after the first anniversary of the date such Incremental Loan was made by such Lender, and any amount owed pursuant to Section 5.02, in each case if applicable), from the assignee (to the extent of such outstanding principal) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE VI

Conditions Precedent

SECTION 6.01.Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)The Administrative Agent shall have received from each party to each Credit Document either (i) a counterpart of such Credit Document, signed on behalf of such party or (ii) evidence satisfactory to the Joint Lead Arrangers (which may include a facsimile transmission) that such party has signed a counterpart of such Credit Document.

(b)The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(c)The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower and each Subsidiary Guarantor dated as of the Effective Date setting forth or attaching (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower or such Subsidiary Guarantor to execute and deliver the Credit Documents to which the Borrower or such Subsidiary Guarantor is a party and to enter into the transactions contemplated in those documents, (ii) the Responsible Officers of the Borrower or such Subsidiary Guarantor who are authorized to sign the Credit Documents to which the Borrower or such Subsidiary Guarantor is a party and specimen signatures of such authorized officers and (iii) the articles or certificate of incorporation and bylaws (or comparable Organization Documents) of the Borrower or such Subsidiary Guarantor.

(d)The Agents, the Joint Lead Arrangers, and the Joint Bookrunners shall have received all fees and amounts due and payable to such Persons and to the Lenders on or prior to the Effective Date under this Agreement, and the engagement and fee letters related to the credit facility established hereby.  The Agents and the Joint Lead Arrangers shall have received reimbursement or payment of all reasonable out-of-pocket expenses for which invoices have been presented at least two Business Days prior to the Effective Date that are required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of legal counsel to the Administrative Agent and the Joint Lead Arrangers).

(e)The Administrative Agent shall have received an opinion of Haynes & Boone LLP, counsel to the Borrower, to be dated the Effective Date and in form and substance reasonably satisfactory to the Joint Lead Arrangers.  The Borrower hereby requests such counsel to deliver such opinion.

(f)The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that shall have been requested at least ten Business Days prior to the Effective Date.

(g)The Administrative Agent shall have received evidence reasonably satisfactory to it that any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person reasonably necessary in connection with the Transactions shall have been obtained and shall be in full force and effect, other than any such approval or consent that is of the type that would be obtained after the Effective Date in the ordinary course of business, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain or prevent the Transactions.

(h)The Administrative Agent shall have received appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral, and the Collateral and Guarantee Requirement shall be satisfied (with the requirements of paragraph (d) of the definition of such term determined by reference to the Initial Reserve Reports).

(i)The Administrative Agent shall have received the results of a search of tax liens, judgment liens and Uniform Commercial Code (or equivalent) filings made with respect to the Credit Parties in the jurisdictions specified by the Administrative Agent for such searches and copies of the lien notices, financing statements or similar documents disclosed by such search and evidence reasonably satisfactory to the Joint Lead Arrangers that the Liens indicated by such financing statements (or similar documents) are permitted under Section 9.03 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.

(j)The Administrative Agent shall have received (i) a  copy of Amendment No. 2 to the Fifth Amended and Restated Credit Agreement dated as of the date hereof (the “First

Lien Credit Agreement Amendment”) which amends the First Lien Credit Agreement, executed by each party thereto, and confirmation from the First Lien Administrative Agent that all conditions precedent to effectiveness of such amendment have been satisfied,  (ii) a copy of the Intercreditor Agreement executed by each other party thereto.

(k)The Administrative Agent shall have received a payoff letter from JPMorgan Chase Bank, National Association, as administrative agent under the Credit Agreement dated as of March 11, 2014, as amended, among the Borrower, the lenders parties thereto, and JPMorgan Chase Bank, National Association, as administrative agent, specifying the amount to be paid in respect of such Credit Agreement, and releasing all Liens on collateral securing such Credit Agreement effective upon its receipt of the specified payoff amount.

(l)The Administrative Agent shall have received (i) evidence that all conditions precedent to the Acquisition in accordance with the terms of the Acquisition Agreement (without giving effect to any waiver or amendment that is materially adverse to the Lenders (as reasonably determined by the Joint Lead Arrangers) unless approved by the Joint Lead Arrangers) shall have been satisfied, other than payment of the purchase price, and (ii) payment instructions regarding portion of the purchase price for the Acquisition to be paid with the proceeds of the Loans.

(m)The Administrative Agent shall have received evidence that the insurance required by Section 7.12 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as loss payee thereunder (subject, however, to the prior rights of the administrative agent under the First Lien Credit Agreement) and naming each of the Administrative Agent and the Collateral Agent as an additional insured thereunder.

(n)On the Effective Date and after giving effect to the Transactions occurring on such date, (i) no Default shall have occurred and be continuing and (ii) the Specified Representations shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of such date (or, in the case of any representation or warranty that is expressly limited to an earlier date, on and as of such specified earlier date.

(o)The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, confirming the satisfaction of the conditions set forth in the preceding clauses (g), (h), (j), (k), (l),  (m) and (n).

(p)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, as to the solvency of the Credit Parties on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to the Joint Lead Arrangers.

Without limiting the generality of the provisions of Section 12.02, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.  All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Credit Parties shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers and their counsel.  The obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 3:00 p.m., New York City time, on the Termination Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 7.01.Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to be in good standing or have such power, authority, licenses, authorizations, consents, approvals and qualifications would not reasonably be expected to cause a Material Adverse Change.

SECTION 7.02.Authority; Enforceability.  The Transactions are within the Borrower’s and each Subsidiary’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action.  Each Credit Document to which the Borrower and each Subsidiary is a party has been duly executed and delivered by the Borrower and such Subsidiary and constitutes a legal, valid and binding obligation of the Borrower and such Subsidiary, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

SECTION 7.03.Approvals; No Conflicts.  The Transactions:

(a)do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Credit Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those approvals or consents that, if not made or obtained, would not reasonably be expected to cause a Material Adverse Change;

(b)will not violate (i) the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or (ii) any applicable Governmental Requirement or any order of any Governmental Authority applicable to or binding upon the Borrower or any Subsidiary (including, without limitation, FCPA and OFAC, if applicable), except in the case of clause (ii), violations that would not reasonably be expected to cause a Material Adverse Change;

(c)will not violate or result in a default under either of the First Lien Credit Agreement or any indenture, agreement or other instrument pursuant to which any Material Debt is outstanding, in each case, binding upon the Borrower or any Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, except violations that would not reasonably be expected to cause a Material Adverse Change; and

(d)will not result in the creation or imposition of any Lien on any Oil and Gas Property of the Borrower or any Subsidiary (other than the Liens created or permitted by the Credit Documents).

SECTION 7.04.Financial Condition; No Material Adverse Change.

(a)The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2013, audited by and accompanied by the opinion of Ernst & Young LLP, independent registered public accountants. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments.

(b)The Borrower has heretofore furnished to the Lenders the unaudited consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the fiscal quarters ended March 31, 2014 and June 30, 2014, respectively. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments.

(c)Since December 31, 2013, there has been no event that has caused or would reasonably be expected to cause a Material Adverse Change.

SECTION 7.05.Litigation.  Except as disclosed on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary that could (a) reasonably be expected to result in a Material Adverse Change or (b) involve any Credit Document or the Transactions.

SECTION 7.06.Environmental Matters.    Except for any matter which would not be reasonably expected to cause a Material Adverse Change, none of the Borrower or any of its Subsidiaries, their respective operations, their Oil and Gas Properties or any other current or former facilities of any Borrower or any Subsidiary:

(a)has failed to comply with any Environmental Law or to obtain, maintain or comply with any notices, permits, licenses, exemptions, approvals or similar authorizations required under any Environmental Law;

(b)has received or is subject to any pending or, to the Borrower’s actual knowledge, threatened Environmental Complaint; or

(c)to Borrower’s actual knowledge, is subject to any Environmental Liability and, to Borrower’s actual knowledge there are no actions, omissions, circumstances, or conditions which would reasonably be expected to result in any Environmental Liability of the Borrower or any of its Subsidiaries;

SECTION 7.07.Compliance with the Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Oil and Gas Properties and all agreements and other instruments binding upon it or its Oil and Gas Properties, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Oil and Gas Properties and the conduct of its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

SECTION 7.08.Investment Company Act.  Neither the Borrower nor any Subsidiary is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 7.09.Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (or obtained extensions with respect thereto) and has paid or caused to be paid all Taxes and all remittances required to have been paid by it, including in its capacity as withholding agent, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.  No action to enforce any Tax Lien has been commenced.  There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Change.

SECTION 7.10.Disclosure; No Material Misstatements.  Taken as a whole, none of the Confidential Information Memorandum dated September 17, 2014, the Lender Presentation dated September 17, 2014, or any reports, financial statements, certificates or other written information (other than projections) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, the Collateral Agent, any Joint Lead Arranger or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Credit Document or delivered hereunder or under any other Credit Document (as modified or supplemented by other information so furnished), when furnished (and, with respect to any such information delivered to the Administrative Agent, the Collateral Agent, any Joint Lead

Arranger or any Lender or any of their Affiliates prior to the Effective Date, on the Effective Date), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Borrower or its Subsidiaries); provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that (a) there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries and (b) projections, including projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and production and cost estimates contained in each reserve report, are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

SECTION 7.11.Subsidiaries.    Schedule 7.11 lists the name, jurisdiction of organization and organizational identification number of each Subsidiary of the Borrower as of the Effective Date.

SECTION 7.12.Insurance.  All insurance reasonably necessary in the Borrower’s and its Subsidiaries’ ordinary course of business is in effect and all premiums due on such insurance have been paid.  Schedule 7.12 sets forth a list of all such insurance policies maintained by the Borrower and its Subsidiaries as of the Effective Date.

SECTION 7.13.Location of Business and Offices.  As of the Effective Date, the Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Callon Petroleum Company; and the organizational identification number of the Borrower in its jurisdiction of organization is 2390003.  As of the Effective Date, each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.11.

SECTION 7.14.Properties; Condition, Title, Etc.    Provided that no representation or warranty is made with respect to any Oil and Gas Property or interest to which no proved oil or gas reserves are properly attributed:

(a)The Borrower and each Subsidiary has good and defensible title to the material Oil and Gas Properties evaluated in the Reserve Report most recently delivered to the Administrative Agent and good title to or a valid leasehold interest in all its personal Properties that are necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Effective Date, in each case, free and clear of all Liens except Permitted Liens.  After giving full effect to Permitted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report.  With respect to the most recently delivered Reserve Report, (A) the Borrower and each Subsidiary owns the Oil and Gas Properties specified therein and such Oil and Gas Properties are free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Reserve Report, the PDP Reserves identified therein were developed for Hydrocarbons, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing Hydrocarbons in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells, (C) the descriptions of quantum and nature of the record title and beneficial interests of the Borrower and each Subsidiary set forth in such Reserve Report include the entire record title and beneficial interests of the Borrower and each Subsidiary in such Oil and Gas Properties, are complete and accurate in all material respects, and take into account all Permitted Liens, (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower or the Subsidiaries in such Oil and Gas Properties as set forth in the Reserve Report, and (E) no operating or other agreement to which the Borrower or any of its Subsidiaries are a party or by which the Borrower or any of its Subsidiaries are bound affecting any part of such Oil and Gas Properties requires the Borrower or any of its Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of the Borrower and its Subsidiaries in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except (i) in the event the Borrower or any of its Subsidiaries are obligated under an operating agreement to assume a portion of a defaulting party’s share of costs and (ii) obligations under a farm-in or participation agreement to carry the assignor’s costs for drilling and completion of wells as the purchase consideration for the interests in Oil and Gas Properties acquired thereunder.

(b)Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, all material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(c)Except as could not reasonably be expected to cause a Material Adverse Change,  (i) the Borrower and each Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents, data and databases and other intellectual Property material to the conduct of its business and (ii) the operation of their respective businesses by the Borrower and each Subsidiary does not infringe upon, misappropriate or otherwise violate any proprietary rights of third parties.

SECTION 7.15.Federal Reserve Regulations.  The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

SECTION 7.16.Compliance with Benefit Plans; ERISA.    As of the Effective Date, neither the Borrower nor any Subsidiary nor any ERISA Affiliate maintains, sponsors, or contributes to (or has at any time in the six-year period preceding the Effective Date, maintained, sponsored, or contributed to) any Pension Plan or Multiemployer Plan.  Except as

would not reasonably be expected to result in a Material Adverse Change, neither the Borrower, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.  Except in such instances where an action, omission or failure would not reasonably be expected to cause a Material Adverse Change, each Plan is in compliance with the terms of such Plan and the applicable provisions of ERISA and the Code with respect to each Plan.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Change.  Except in such instances where an action, omission, or failure would not reasonably be expected to cause a Material Adverse Change, (i) each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation, and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained, and (ii) the actuarial present value of the benefit liabilities (within the meaning of section 4041 of ERISA) under each Pension Plan does not, as of the end of the most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Pension Plan allocable to such benefit liabilities.  Neither the Borrower nor any Subsidiary nor any ERISA Affiliate maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not reasonably be expected to cause a Material Adverse Change.  As of the Effective Date, neither the Borrower nor any Subsidiary nor any ERISA Affiliate maintains a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA.

SECTION 7.17.Gas Contracts.    As of the Effective Date, neither the Borrower nor any Subsidiary, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, other than to the extent such could not reasonably be expected to cause a Material Adverse Change or (b) except as has been disclosed to the Joint Lead Arrangers,  has produced gas, in any material amount, subject to, and none of the Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements or joint operating agreements, except where being subject to such rights and duties could not reasonably be expected to cause a Material Adverse Change.

SECTION 7.18.Marketing of Production.  On the Effective Date, except as set forth on Schedule 7.18, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months from the Effective Date.

SECTION 7.19.Hedge Contracts.  As of the date of this Agreement, no Credit Party is party to any Hedge Contracts other than as set forth on Schedule 7.19.

SECTION 7.20.Compliance with Anti-Terrorism Laws.

(a)Neither the Borrower nor any of its Subsidiaries is in violation of any material legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 and the PATRIOT Act.

(b)Neither the Borrower nor any of its Subsidiaries nor any director, officer, or employee of the Borrower or any of its Subsidiaries nor, to the actual knowledge of the Borrower, any agent or affiliate of the Borrower or any of its Subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the FCPA or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.  The Borrower and its Subsidiaries will take appropriate measures, customary for businesses of its type, size and nature, to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(c)The operations of the Borrower and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the actual knowledge of the Borrower, threatened.

(d)Neither the Borrower nor any of its Subsidiaries, directors, nor, to the actual knowledge of the Borrower, any of its officers or employees, any agent or affiliate acting on behalf of the Borrower is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including OFAC) or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union (not to include those protecting against the effects of extraterritorial sanctions by other nations), Her Majesty’s Treasury, or other relevant sanctions authority of OECD member countries (collectively, “Sanctions”), nor is the Borrower, any of its Subsidiaries located, organized or resident in a country or territory that is itself the subject of any comprehensive embargo or country-wide Sanctions, including Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Borrower will not directly or indirectly use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any Lender) of Sanctions.  For the past 5 years, the Borrower and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any transactions with any person that at the time of the transaction is or was itself the subject of any comprehensive embargo or country-wide Sanctions or with any Sanctioned Country.

SECTION 7.21.Labor Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:  (a) there are no strikes, lockouts, slowdowns, work stoppages or other labor disputes against the Borrower or any Subsidiary pending or, to the actual knowledge of the Borrower, threatened and (b) the hours worked by and payments made to employees of the Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or local law dealing with such matters.

SECTION 7.22.Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Subsidiary Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Subsidiary Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Subsidiary Guarantors will not have incurred Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Subsidiary Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Subsidiary Guarantors will not have unreasonably small capital for the conduct of its business.

SECTION 7.23.Priority; Security Matters.  The Secured Obligations are and shall be at all times secured by valid, perfected Liens, second in priority to the Liens securing the First Lien Secured Obligations, in favor of the Collateral Agent, covering and encumbering the Mortgaged Properties and other Properties pledged pursuant to the Security Instruments, to the extent perfection can be obtained by the recording of a mortgage, the filing of a UCC financing statement or by possession (in each case, to the extent available in the applicable jurisdiction) and filing of appropriate documents and instruments with the United States Patent and Trademark Office, the United States Copyright Office or similar governmental authorities;  provided, that the priority of the Liens in favor of the Collateral Agent may be subject to Permitted Liens that are, in the case of Liens other than the Liens securing the First Lien Secured Obligations, also prior to the Liens securing the First Lien Secured Obligations.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all other amounts payable under the Credit Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 8.01.Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent to be made available to each Lender:

(a)Annual Financial Statements.  As soon as available, but in any event not later than 120 days after the end of the applicable fiscal year of the Borrower,  the audited consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for the fiscal year most recently ended, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)Quarterly Financial Statements.  As soon as available, but in any event not later than 60 days after the end of the applicable fiscal quarter of the Borrower,  the unaudited consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for the fiscal quarter most recently ended and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)Certificate of Financial Officer – Compliance; Lender Calls.

(i)Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(ii)The Borrower will, within 15 days after the date of delivery of the quarterly and annual financial information required pursuant to Section 8.01(a) and (b), hold a conference call or teleconference, at a time selected by the Borrower and its

Subsidiaries and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of the Borrower and its Consolidated Subsidiaries.

(d)Certificate of Insurer – Insurance Coverage.  Within 60 days of the annual renewal thereof, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent (it being understood and agreed that at any time that the First Lien Credit Agreement is in effect, any such certificate satisfactory to the First Lien Administrative Agent shall be deemed to be satisfactory to the Administrative Agent unless the Administrative Agent shall have objected thereto within three Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent), and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(e)Information Regarding Borrower and Subsidiary Guarantors.  Prompt written notice (and in any event within 30 days following any such change) of any change (A) in the Borrower’s or any Subsidiary Guarantor’s corporate name, (B) in the Borrower’s or any Subsidiary Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed or (C) in the Borrower’s or any Subsidiary Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization.

(f)Operating Budgets.  Within 60 days after each December 31 occurring hereafter, an annual Borrower-prepared operating budget for the fiscal year in which such budget is due, including at a minimum an income statement (including Consolidated EBITDAX projections) and balance sheet of the Borrower.

(g)Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan, Pension Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are delivered to the Administrative Agent, including in electronic form.  Once received by the Administrative Agent, the Administrative Agent shall post such documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver such documents in a form acceptable to the Administrative Agent.  Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the

Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 8.01(a), (b) and (c) above are hereby deemed to be marked “PUBLIC,” suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information.  Unless the Borrower otherwise notifies the Administrative Agent, all statements and certificates furnished pursuant to Section 8.11(a) shall be deemed to contain material nonpublic information and shall not be made available to Public Lenders.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 8.02.Notices of Material Events.  Promptly following a Responsible Officer becoming aware of the occurrence thereof, the Borrower will furnish to the Administrative Agent written notice of the following:

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

(c)the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority involving or relating to the Credit Documents;

(d)any other development that results in, or would reasonably be expected to result in, a Material Adverse Change; and

(e)the occurrence or the receipt or delivery of any notice of any springing maturity (however effected) or default under any First Lien Credit Agreement or any indenture or other relevant documentation for any Material Debt.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 8.03.Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights (including rights to intellectual property), licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of such Properties requires such qualification, except where the failure to so preserve, renew, keep in full force and effect or qualify would not reasonably be expected to cause a Material Adverse Change;  provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.09.

SECTION 8.04.Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities and remittance liabilities of the Borrower and all of its Subsidiaries (including in their capacities as withholding agents), before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

SECTION 8.05.Operation and Maintenance of Properties.  The Borrower will and will cause each Subsidiary to, in all material respects:  (a) promptly pay and discharge, or make reasonable efforts to cause to be paid and discharged, when due all delay rentals, royalties and expenses accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties evaluated in the Reserve Report most recently delivered to the Administrative Agent, provided that, in the case of delay rentals, the Borrower and/or the applicable Subsidiary shall only be required to pay and discharge, or make reasonable efforts to pay and discharge, delay rentals as and to the extent the Borrower or such Subsidiary determines in good faith that payment and discharge thereof is in the Borrower’s or such Subsidiary’s, as applicable, best interest, (b) perform, make reasonable and customary efforts to cause to be performed, the material obligations of the Borrower or any such Subsidiary required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its material Oil and Gas Properties evaluated in the Reserve Report most recently delivered to the

Administrative Agent, (c) do all other things reasonably necessary to keep unimpaired, except for Liens permitted by the Credit Documents, its rights with respect to its material Oil and Gas Properties evaluated in the Reserve Report most recently delivered to the Administrative Agent and prevent any forfeiture thereof or a default thereunder, and (d) keep and maintain all Oil and Gas Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except in each case (x) to the extent a portion of such Oil and Gas Properties is no longer capable of producing Hydrocarbons in paying quantities, (y) for dispositions permitted by this Agreement or (z) where the failure to do so would not reasonably be expected to cause a Material Adverse Change.  To the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

SECTION 8.06.Insurance

 (a)  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  Subject to the mortgages and the Intercreditor Agreement, the loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name the Collateral Agent and the Lenders as “additional insureds”, provide for a waiver of subrogation in favor of the Collateral Agent and the Lenders and provide that the insurer will give at least 30 days prior notice of any cancellation to the Collateral Agent (or 10 days prior notice in the case of cancellation resulting from non-payment of premium).

(b)The Borrower shall furnish to Collateral Agent certified copies of policies or certificates thereof, and endorsements and renewals thereof for all such policies promptly upon request by the Administrative Agent.  In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 8.06, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary and any Secured Obligations are outstanding, except as permitted under Section 8.06(c) below, the Borrower shall deliver such proceeds to the Collateral Agent immediately upon receipt.

(c)To the extent that Collateral Agent is entitled pursuant to this Agreement to receive insurance claim proceeds as loss payee, unless (i) there is deemed to be a total loss and as such a particular piece of Collateral is not replaceable or repairable or (ii) there exists an Event of Default, such insurance claim proceeds shall first be applied to replace or repair the damaged or lost Collateral and then the remaining proceeds, if any, shall be delivered to the Collateral Agent.

(d)If requested by the Administrative Agent for the Lenders, the Borrower shall, and shall cause each Subsidiary to provide the following with respect to each Designated Building:  (i) information and documentation sufficient to obtain a standard life of loan flood hazard determination certificate issued by a flood hazard certification firm acceptable to the Administrative Agent (“SFHDF”) for such parcel or other portion of the Oil and Gas Properties upon which is located any Designated Building and (ii) an SFHDF indicating that the Designated

Building is not located in a Special Flood Hazard Area, as defined in the FDPA, or, if the SFHDF indicates that the Designated Building is located in a Special Flood Hazard Area, (A) a written notice of that fact, acknowledged by Borrower and any applicable Guarantor, (B) evidence of adequate flood insurance on the Designated Building and its contents located on the Oil and Gas Properties and (C) such other information required by the Administrative Agent or any Lender for compliance with (x) any applicable requirements of the FDPA or other similar applicable laws, rules or regulations, or (y) promptly following written notice thereof from the Administrative Agent or any Lender, any applicable requirements of the Administrative Agent or any Lender in accordance with the Administrative Agent's or such Lender's standard policies and practices.  The Mortgages shall expressly exclude from the description of the Collateral covered thereby, and shall not otherwise encumber, any Building which is not a Designated Building meeting the foregoing criteria.

SECTION 8.07.Books and Records; Inspection Rights.  The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (coordinated through and together with the Administrative Agent), upon reasonable prior notice, to visit and inspect its material Oil and Gas Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during the Borrower’s or such Subsidiary’s normal business hours (and in a manner so as to the extent practicable, not to unreasonably interfere with the normal business operations of the Borrower or such Subsidiary) not more than one time per fiscal year or, if an Event of Default then exists, as often as reasonably requested.  The Lenders shall bear the cost of such inspections and examinations unless an Event of Default then exists, in which event the Borrower shall bear such cost.

SECTION 8.08.Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all Governmental Requirements applicable to it or its Oil and Gas Properties, except where (a) such Governmental Requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

SECTION 8.09.Environmental Matters.   Except to the extent that the failure to do so would not reasonably be expected to cause a  Material Adverse Change,  the Borrower shall, and shall cause each of its Subsidiaries to (a) comply with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change and (b) maintain their respective owned, leased, or operated Oil and Gas Property in good condition and repair (normal wear and tear excepted) and shall abstain, and shall cause each of its Subsidiaries to abstain, from knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about their respective owned, leased or operated Oil and Gas Property involving the Environment that could reasonably be expected to result in response activities and that could reasonably be expected to cause a Material Adverse Change.

SECTION 8.10.Further Assurances.

(a)The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent or the Collateral Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Collateral Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Credit Documents, including the Notes or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent or the Collateral Agent, in connection therewith.

(b)The Borrower hereby authorizes each of the Administrative Agent and the Collateral Agent to file one or more financing or continuation statements, and amendments thereto relative to all or any part of the Mortgaged Property without the signature of the Borrower or any Subsidiary Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

SECTION 8.11.Reserve Reports.

(a)On or before March 1st of each year, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers (the “Prepared Reserve Reports”) as of immediately preceding December 31st.  It is understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer of the Borrower (which in the case of any Reserve Report may be the certificate delivered by the Borrower in respect thereof under the First Lien Credit Agreement with such certificate being deemed to be addressed to the Administrative Agent), as applicable, certifying that in all material respects:  (i) the information contained in such Reserve Report and any other information delivered in connection therewith are true and correct in all material respects, (ii) the Borrower or a Subsidiary Guarantor owns good and defensible title to the Oil and Gas Properties evaluated in the applicable Reserve Report and such Properties are free of all Liens (except for Permitted Liens) and (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances (other than imbalances occurring in the ordinary course of business and which do not, in the aggregate, exceed 2% of the value of the Proven Reserves of the Borrower and its

Subsidiaries), take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in the Reserve Report which would require the Borrower or any Subsidiary Guarantor to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of its Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which shall list all of its Oil and Gas Properties sold in reasonable detail and (v) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and a list showing the working interest and net revenue interest in its Oil and Gas Properties as of the effective date of such Reserve Report.

SECTION 8.12.Title Information.

(a)The Borrower will maintain title information with respect to the Oil and Gas Properties evaluated by the most recent Reserve Report delivered pursuant to Section 8.11(a).  On or before the date that is 45 days following the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a), the Administrative Agent may request the Borrower make available title information in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that at any time that the First Lien Credit Agreement is in effect, any such information satisfactory to the First Lien Administrative Agent shall be deemed to be satisfactory to the Administrative Agent unless the Administrative Agent shall, in its reasonable discretion, have objected thereto within ten Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent) covering enough of the Oil and Gas Properties evaluated by the Reserve Report that were not included in such immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously made available to the Administrative Agent, satisfactory title information on at least 80%  of the PW Value of the Oil and Gas Properties classified as Proven Reserves evaluated by such Reserve Report.

(b)If the Borrower has provided title information for additional Oil and Gas Properties under Section 8.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties (or such longer period as the Administrative Agent may agree in its discretion), either (i) cure any such title defects or exceptions raised by such information (including defects or exceptions as to priority) which are not permitted by  Section 9.03, (ii) substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) make available title information in form and substance acceptable to the Administrative Agent (it being understood and agreed that at any time that the First Lien Credit Agreement is in effect, any such information satisfactory to the First Lien Administrative Agent shall be deemed to be satisfactory to the Administrative Agent unless the Administrative Agent shall have objected thereto within five Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent) so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the PW Value of the Oil and Gas Properties classified as Proven Reserves evaluated by the applicable Reserve Report.  For purposes of this Section 8.12(b), the Administrative Agent must deliver any notice of title defects or exceptions with respect to any Oil and Gas Properties within 60 days following the Administrative Agent’s receipt of title information for such Oil and Gas Properties.

SECTION 8.13.Additional Collateral; Additional Subsidiary Guarantors; Release of Certain Guarantors/Collateral.

(a)The Borrower shall review each most recently delivered Reserve Report and the list of current Mortgaged Properties to ascertain whether the Security Instruments create perfected Liens (subject only to Permitted Liens that, in the case of Liens other than Liens securing the First Lien Secured Obligations, are also prior to the Liens securing the First Lien Secured Obligations) on Oil and Gas Properties representing at least 80% of the PW Value of the Oil and Gas Properties evaluated in such Reserve Report, after giving effect to exploration and production activities, acquisitions, dispositions and production in each case in the period covered by such Reserve Report.  In the event that the Mortgaged Properties do not satisfy the foregoing requirement, then the Borrower shall, and shall cause its Subsidiaries to, grant, within 30 days of the delivery of the certificate required under Section 8.11(b) (or such longer period as the Administrative Agent may agree in its discretion), to the Collateral Agent as security for the Secured Obligations a second-priority Lien (provided that Permitted Liens that, in the case of Liens other than Liens securing the First Lien Secured Obligations, are also prior to the Liens securing the First Lien Secured Obligations may exist) on additional Oil and Gas Properties classified as Proven Reserves evaluated in such Reserve Report not already subject to a Lien of the Security Instruments such that after giving effect thereto, such requirement will be satisfied.  All such Liens will be created and perfected by and in accordance with the provisions of Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  Notwithstanding anything to the contrary contained in this Agreement, if any Subsidiary places a Lien on its Oil and Gas Properties to secure the Secured Obligations, and such Subsidiary is not a Subsidiary Guarantor, then it shall become a Subsidiary Guarantor and comply with Section 8.13(c).

(b)(i) If the Borrower or any Domestic Subsidiary becomes the owner of a Subsidiary, then the Borrower shall, or shall cause such Domestic Subsidiary to, promptly, but in any event no later than 30 days after the date of becoming an owner thereof (or such longer period as the Administrative Agent may agree in its discretion), (A) pledge (x) 100% of the Capital Stock of such new Subsidiary if such Subsidiary is a Domestic Subsidiary or a Foreign Subsidiary that is not a CFC or (y) 65% of the total combined voting power of all classes of Capital Stock and 100% of all non-voting Capital Stock of such new Subsidiary, if such new Subsidiary is a Foreign Subsidiary that is a CFC (including, without limitation, but subject to the provisions of the Security Agreement and the Intercreditor Agreement, delivery of original stock certificates evidencing the Capital Stock of such new Subsidiary, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or the Collateral Agent.

(c)The Borrower shall cause the following Persons to guarantee the Secured Obligations pursuant to the Guaranty Agreement:

(i)each Domestic Subsidiary that has Guaranteed, or is required (or was as of the Effective Date required) under the terms of any applicable agreement or instrument to Guarantee, any Debt under (i) either of the First Lien Credit Agreement, (ii) solely in the event the First Lien Credit Agreement shall no longer be in effect, any other Material Debt of the Borrower or another Subsidiary or (iii) any other Debt Incurred to refund, refinance, replace, exchange, renew, repay or extend any of the foregoing (including any Debt referred to in this clause (i));

(ii)any Subsidiary that places a Lien as required by the last sentence of Section 8.13(a) on its Oil and Gas Properties to secure the Secured Obligations; and

(iii)one or more additional Domestic Subsidiaries to the extent necessary to cause (1) the total assets of the Domestic Subsidiaries that are not Subsidiary Guarantors to be less than 15% of the combined assets of the Borrower and its Domestic Subsidiaries and (2) the combined Consolidated EBITDAX of such Domestic Subsidiaries to be less than 15% of the combined Consolidated EBITDAX of the Borrower and its Domestic Subsidiaries.

(d)In connection with any guaranty required by Section 8.13(c), the Borrower shall, or shall cause such Subsidiary or other Person promptly, but in any event no later than 30 days (or such longer period as the Administrative Agent may agree in its discretion) after the event requiring such guaranty, to execute and deliver (i) a supplement to the Guaranty Agreement and (ii) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.  If at any time any Person is not otherwise required to guarantee the Secured Obligations hereunder (whether pursuant to the other provisions of this Section 8.13 or otherwise) or under any other Credit Document, then upon receipt by the Administrative Agent of evidence satisfactory to it that such Person has been fully and finally released from its guarantee obligations in respect of the First Lien Secured Obligations and, if applicable, any Material Debt, as the case may be, such Person shall be released from its guarantee obligations with respect to the Secured Obligations, and the Administrative Agent shall, at the sole cost and expense of the Borrower, execute such further documents and do all such further acts so as to reasonably evidence such release.  The Liens created by the Security Instruments in any asset of the Borrower or any Subsidiary that is sold, assigned, farmed-out, conveyed or otherwise transferred in a manner permitted hereby shall automatically be released.

(e)Without limiting the foregoing requirements of this Section 8.13, the Borrower shall at all times cause all Capital Stock or other Property owned by the Borrower or any Domestic Subsidiary that is subject to any Lien created under the First Lien Security Instruments to secure the First Lien Secured Obligations (or that is subject to any Lien created under the security documentation for any Refinancing Debt in respect of the First Lien Secured Obligations or any Refinancing Debt thereof) to be subject to valid and perfected Liens securing the Secured Obligations, second in priority to the Liens securing the First Lien Secured Obligations (or such Refinancing Debt), in each case pursuant to Security Instruments comparable to the corresponding First Lien Security Instruments and reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent; provided, that the priority of the Liens in favor of the Collateral Agent may be subject to Permitted Liens that are also prior to the Liens securing the First Lien Secured Obligations or such Refinancing Debt.

SECTION 8.14.ERISA and Benefit Plan Compliance.  The Borrower will promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of Borrower, its Subsidiaries, or any ERISA Affiliates in an aggregate amount which would reasonably be expected to cause a Material Adverse Change, a written notice signed by a Responsible Officer, specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC or Multiemployer Plan.  With respect to each Pension Plan, the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (A) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty that would reasonably be expected to cause a Material Adverse Change, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsection (c) thereof) and of section 302 of ERISA (determined without regard to subsection (c) thereof), and (B) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty that would reasonably be expected to cause a Material Adverse Change, all premiums required pursuant to sections 4006 and 4007 of ERISA.

SECTION 8.15.Section 1031 Exchange.  If the Borrower elects to participate in a Section 1031 Exchange with respect to any Oil and Gas Properties, then on or before 180 days following the acquisition by the Section 1031 Counterparty of such Oil and Gas Properties from the Borrower, the Borrower shall receive from the Section 1031 Counterparty (a) Oil and Gas Properties having a substantially equivalent value to the Oil and Gas Properties that the Section 1031 Counterparty acquired from the Borrower, (b) payment in full in cash of the note given by the Section 1031 Counterparty to the Borrower or (c) any combination of Oil and Gas Properties and a partial cash prepayment of such note, such that the Oil and Gas Properties received and such partial cash prepayment have an aggregate value not less than the value of the Oil and Gas Properties that the Section 1031 Counterparty acquired from the Borrower.

SECTION 8.16.Use of Proceeds.  The Borrower will use the proceeds of the Loans (a) to fund a portion of the purchase price for the Acquisition, (b) to pay certain existing indebtedness of the Borrower, (c) to finance working capital needs and (d) for general corporate purposes of the Credit Parties in the ordinary course of business, including the exploration, acquisition and development of oil and gas properties.

SECTION 8.17.Fiscal Year.  The Borrower’s fiscal year shall end on December 31.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all other amounts payable under the Credit Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 9.01.Limitation on Debt.

(a)The Borrower will not, and will not permit any of its Subsidiaries to, Incur any Debt (including Acquired Debt); except, that the Borrower and any Subsidiary Guarantor may Incur Debt if on the date thereof:

(i)the Consolidated Coverage Ratio for the Borrower and its Consolidated Subsidiaries is at least 2.25 to 1.00;  and

(ii)no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring the Debt or the transactions relating to such Incurrence.

(b)Section 9.01(a) will not prohibit the Incurrence of the following Debt:

(i)(x) Debt of the Borrower and the Subsidiary Guarantors Incurred pursuant to a Credit Facility in an aggregate principal amount for such Debt, taken together with all other such Debt outstanding at the time such Debt is Incurred pursuant to this clause (i), not to exceed the greater of (1) $300,000,000 and (2)  the sum of $150,000,000 and 30.0% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence, in each case determined as of the date of the Incurrence of such Debt (it being agreed that notwithstanding Sections 9.01(b)(iv) and 9.01(d) below, all Debt Incurred under the First Lien Credit Agreement on the Effective Date and the Guarantees thereof and, in each case, all Refinancing Debt (without giving effect to clause (a) of the definition thereof) in respect thereof, will at all times be deemed for all purposes to have been Incurred under this Section 9.01(b)(i)(x)); and (y) Secured Obligations of the Borrower and its Subsidiaries incurred under this Agreement;

(ii)the Guarantee (x) by the Borrower or any Subsidiary Guarantor of Debt of the Borrower or a Subsidiary Guarantor that was permitted to be incurred by another clause of this Section 9.01; provided that (A) if the Debt being Guaranteed is subordinated to the Loans, then such Guarantee shall be subordinated to the same extent as the Debt so Guaranteed and (B) no Guarantee of Debt of the Borrower or a Subsidiary Guarantor shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Loan on the terms set forth herein; and (y) by any Subsidiary that is not a Credit Party of Debt of any other Subsidiary that is not a Credit Party;

(iii)Debt of the Borrower owing to and held by any Wholly-Owned Subsidiary or Debt of a Subsidiary owing to and held by the Borrower or any Wholly-Owned Subsidiary; provided that:

(A)if the Borrower is the obligor on the Debt, the Debt is subordinated in right of payment to all obligations with respect to the Secured Obligations;

(B)if a Subsidiary Guarantor is the obligor on the Debt and the Borrower or a Subsidiary Guarantor is not the obligee, such Debt is subordinated in right of payment to the Subsidiary Guarantees of that Subsidiary Guarantor and otherwise permitted under Section 9.02; and

(C)any subsequent issuance or transfer of Capital Stock, sale or other transfer of any such Debt or other event that results in any such Debt being held by a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower shall be deemed, in each case, to constitute an Incurrence of such Debt by the Borrower or such Subsidiary, as the case may be, as of the date such Debt first became held by such Person;

(iv)Debt represented by (A) any Debt outstanding on the date of this Agreement and set forth on Schedule 9.01 and (B) any Refinancing Debt Incurred in respect of any Debt described in this clause (iv) or clause (v) of this Section 9.01(b) or Incurred pursuant to Section 9.01(a);

(v)Debt of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired by the Borrower (other than Debt Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor was acquired by the Borrower or (B) otherwise in connection with, or in contemplation of, such acquisition); provided that, at the time such Subsidiary is acquired by the Borrower, the Borrower would have been able to Incur $1.00 of additional Debt pursuant to Section 9.01(a) after giving effect to the Incurrence of such Debt;

(vi)Debt under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Borrower or its Subsidiaries entered into in the ordinary course of business and, in the case of Currency Agreements, Commodity Agreements and Interest Rate Agreements, such Currency Agreements, Commodity Agreements and Interest Rate Agreements are entered into for bona fide non-speculative hedging purposes of the Borrower or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower);

(vii)the Incurrence by the Borrower or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Borrower or the Subsidiary, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(viii)Debt Incurred in respect of workers’ compensation claims, self-insurance obligations, bid, reimbursement, performance, surety, appeal and similar bonds, completion guarantees provided by the Borrower or a Subsidiary in the ordinary course of business, or required by regulatory authorities in connection with the conduct by the Borrower and its Subsidiaries of their businesses, including supporting Guarantees and letters of credit (in each case other than for an obligation for money borrowed);

(ix)Debt arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Borrower or a Subsidiary;

(x)Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days of the Incurrence;

(xi)Debt of any Subsidiary that is not a Subsidiary Guarantor in an aggregate amount not to exceed the greater of (x) $15,000,000 and (y) 3.0% of Adjusted Consolidated Net Tangible Assets of Subsidiaries that are not Subsidiary Guarantors at any time outstanding and any Refinancing Debt in respect thereof;

(xii)any Preferred Stock Take Out Debt or Incremental Loans Incurred for the purposes of redeeming the Existing Preferred Stock;  provided that both before and after such Incurrence, the Total Leverage Ratio computed on a pro forma basis shall not be greater than 2.50 to 1.00; and

(xiii)in addition to the items referred to in clauses (i) through (xii) of this Section 9.01(b), Debt of the Borrower and the Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (xii) and then outstanding, will not at any time outstanding exceed the greater of (x) $15,000,000 and (y) 3.0% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence.

(c)The Borrower will not after the Effective Date Incur any Debt under Section 9.01(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Debt of the Borrower unless such Debt will be subordinated (in right of payments or Lien priority) to the Secured Obligations to at least the same extent as such Subordinated Debt.  No Subsidiary Guarantor may after the Effective Date Incur any Debt under Section 9.01(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Debt of such Subsidiary Guarantor unless such Debt will be subordinated (in right of payments or Lien priority) to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Subordinated Debt.

(d)For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this Section 9.01:

(i)Debt permitted by this Section 9.01 need not be permitted solely by one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.01 permitting such Debt;

(ii)in the event that Debt meets the criteria of more than one of the provisions permitting the Incurrence of Debt described in paragraphs (a) and (b) above, the Borrower, in its sole discretion, may classify (or subsequently reclassify) such item of Debt as being permitted by one or more such provisions;

(iii)all Debt outstanding on the date of this Agreement under the First Lien Credit Agreement shall be deemed initially Incurred on the date of this Agreement under Section 9.01(b)(i)(x) and not Section 9.01(a);

(iv)Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(v)if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to Section 9.01(b)(i)(x) and the letters of credit relate to other Debt, then such other Debt shall not be included;

(vi)no item of Debt will be given effect more than once in any calculation contemplated by this Section 9.01 and no individual item or related items of Debt will be given effect at an aggregate amount in excess of the aggregate amount required to satisfy and discharge the principal amount of such item or related items of Debt;

(vii)the principal amount of any Disqualified Stock of the Borrower or a Subsidiary, or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(viii)the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e)Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Debt for purposes of this Section 9.01.  The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof in the case of any Debt issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

(f)For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt;  provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced.  Notwithstanding any other provision of this Section 9.01, the maximum amount of Debt that the Borrower may Incur pursuant to this Section 9.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Refinancing Debt is denominated that is in effect on the date of such refinancing.

SECTION 9.02.Limitation on Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly, to:

(a)pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in respect of its Capital Stock in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) except:

(i)dividends or distributions payable in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock of the Borrower; and

(ii)dividends or distributions payable to the Borrower or a Subsidiary (and if the Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis); and

(iii)regularly scheduled dividends, in cash on (A) the Existing Preferred Stock in an aggregate amount during any fiscal year not exceeding (x) $8,000,000 in respect of dividends scheduled to be paid in such year plus (y) the amount of any previously deferred and unpaid regularly scheduled dividends, and (B) the Refinancing Preferred Stock, if any, in any amount not to exceed the limitation set forth in the definition of Refinancing Preferred Stock;

(b)purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than any Credit Party (other than in exchange for Capital Stock of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock)), except repurchases or redemptions of shares of common Capital Stock of the Borrower from any holder of less than 100 shares of such common Capital Stock (provided that the aggregate amount paid for all such repurchases or redemptions shall not exceed $1,000,000 in any fiscal year);

(c)purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d)make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (a) through (d) of this paragraph being referred to herein as a “Restricted Payment”), if at the time the Borrower or such Subsidiary makes such Restricted Payment:

(i)a Default shall have occurred and be continuing (or would result therefrom); or

(ii)the Borrower is not able to Incur an additional $1.00 of Debt pursuant to Section 9.01(a) after giving effect, on a pro forma basis, to the Restricted Payment; or

(iii)the aggregate amount of the Restricted Payment and all other Restricted Payments made subsequent to the Effective Date including the amount of cash dividends paid subsequent to the Effective Date on Existing Preferred Stock and Refinancing Preferred Stock as described in Section 9.02(a)(iii) would exceed the sum of:

(A)50% of Consolidated Net Income for the period (treated as one accounting period) from June 30, 2014, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)100% of the aggregate Net Cash Proceeds received by the Borrower from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Effective Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(C)the amount of Debt of the Borrower or its Subsidiaries issued after the Effective Date that is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) of such Debt into Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair market value of any other property, distributed by the Borrower upon such conversion or exchange); and

(D)the amount equal to payments received by the Borrower or any Subsidiary in respect of, or the net reduction in, Restricted Investments made by the Borrower or any of its Subsidiaries in any Person resulting from  repurchases or redemptions of such Restricted Investments by the Persons in which such Restricted Investments are made, proceeds realized upon the sale of such Restricted Investments to unaffiliated purchasers or payments in respect of such Restricted Investments, whether through interest payments, principal payments, dividends, distributions or otherwise, by such Persons to the Borrower or any Subsidiary.

The foregoing provisions will not prohibit:

(a)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Junior Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided that (i) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (iii)(B) above;

(1)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Debt or any Refinancing Debt thereof made by exchange for, or out of the proceeds of the substantially concurrent sale of Junior Debt (the Junior Debt being sold concurrently being the “New Junior Debt”);  provided that the New Junior Debt is subordinated (in right of payment and Lien priority) to the Loans hereunder to at least the same extent as the Junior Debt being refinanced;

(2)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Subsidiary, as the case may be, that, in each case, is permitted to be Incurred under Section 9.01 and that in each case constitutes Refinancing Debt;  provided that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)dividends paid within 60 days after the date of declaration if at such date of declaration such dividends would have complied with this Section 9.02; provided that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(4)so long as no Default or Event of Default has occurred and is continuing,

(i)the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower or any Subsidiary or any direct or indirect parent of the Borrower held by any existing or former employees or directors of the

Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in accordance with the terms of employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such purchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $3,000,000 in the aggregate during any calendar year; provided further, however, that the amount of any such purchases, redemptions, acquisitions, cancellations or retirements will be included in subsequent calculations of the amount of Restricted Payments; and

(ii)loans or advances to employees or directors of the Borrower or any Subsidiary of the Borrower the proceeds of which are used to purchase Capital Stock of the Borrower, in an aggregate amount not in excess of $2,000,000 at any one time outstanding; provided that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(5)so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense”;  provided that the payment of such dividends will be excluded in subsequent calculations of the amount of Restricted Payments;

(6)repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(7)retirement for value of any Junior Debt or any Refinancing Debt thereof at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 9.06; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the Asset Disposition Offer, as applicable, as required with respect to the Loans and has completed the prepayment of all Loans held by Lenders electing to be prepaid in connection with such Asset Disposition Offer; provided that such repurchases, redemptions, defeasances or other acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

(8)any repurchase, redemption or other acquisition or retirement of the Existing Preferred Stock made using proceeds of Preferred Stock Take Out Debt or Incremental Loans; provided that both before and after such repurchase, redemption or other acquisition or retirement of Existing Preferred Stock,  the Total Leverage Ratio computed on a pro forma basis shall not be greater than 2.50 to 1.00;

(9)Restricted Payments in an amount not to exceed $25,000,000;  provided that the amount of the Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Borrower acting in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Borrower to exceed $20,000,000.

SECTION 9.03.Limitation on Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the date of this Agreement or acquired thereafter, which Lien secures any Debt.

SECTION 9.04.Limitation on Sale/Leaseback Transactions.  The Borrower will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(a)the Borrower or such Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 9.01 and (ii) create a Lien on such property securing such Attributable Debt pursuant to Section 9.03;

(b)the net proceeds received by the Borrower or any Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(c)to the extent the Sale/Leaseback Transaction involves an Asset Disposition, the Borrower applies the proceeds of such transaction in compliance with Section 9.06.

SECTION 9.05.Limitation on Restrictions on Distributions from Subsidiaries.  The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(a)pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligations owed to the Borrower or any Subsidiary (the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and any subordination of any such Debt or other obligations being deemed not to constitute such encumbrances or restrictions);

(b)make any loans or advances to the Borrower or any Subsidiary (the subordination of loans or advances made to the Borrower or any Subsidiary to other Debt Incurred by the Borrower or any Subsidiary being deemed not to constitute such an encumbrance or restriction); or

(c)transfer any of its property or assets to the Borrower or any Subsidiary.

The preceding provisions will not prohibit:

(i)any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of this Agreement, including, without limitation, the First Lien Credit Agreement;

(ii)any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Capital Stock or Debt Incurred by a Subsidiary on or before the date on which the Subsidiary was acquired by the Borrower (other than Capital Stock or Debt Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower or in contemplation of the transaction or transactions) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any other Subsidiary other than the assets and property so acquired;

(iii)any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Debt Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii), including successive refundings, replacements or refinancings; provided that the encumbrances and restrictions with respect to such Subsidiary contained in any such agreement are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the date of this Agreement or the date such Subsidiary became a Subsidiary, whichever is applicable;

(iv)in the case of clause (c) of the first paragraph of this Section 9.05, any encumbrance or restriction:

(A)that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B)contained in mortgages, pledges or other security agreements permitted under this Agreement securing Debt of the Borrower or a Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C)pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Subsidiary;

(v)(A) purchase money obligations for property acquired in the ordinary course of business and (B) Capital Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in clause (c) of the first paragraph of this Section 9.05 on the property so acquired;

(vi)any restriction with respect to a Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of “Permitted Business Investment”;

(viii)net worth provisions in leases and other agreements entered into by the Borrower or any Subsidiary in the ordinary course of business; and

(ix)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

SECTION 9.06.Limitation on Sales of Assets and Subsidiary Stock.

(a)The Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

(i)the Borrower or the Subsidiary, as the case may be, receives consideration at the time of the Asset Disposition at least equal to the fair market value of the assets subject to the Asset Disposition (determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by senior management of the Borrower or, if the consideration with respect to such Asset Disposition exceeds $25,000,000, the Board of Directors of the Borrower (including as to the value of all non-cash consideration); and

(ii)at least 75% of the consideration from the Asset Disposition received by the Borrower or the Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b)To the extent that (x) the aggregate consideration in respect of any such Asset Disposition is equal to or in excess of $200,000,000 and (y) on a pro forma basis after giving effect to such Asset Disposition, the PV-10 Coverage Ratio for the Borrower and its Consolidated Subsidiaries is less than 1.75 to 1.00, then the Borrower or such Subsidiary, as the case may be, may elect to apply all or any portion of the Net Available Cash from such Asset Disposition either:

(i)to prepay, repay, purchase, redeem, repurchase, redeem, defease or otherwise acquire or retire First Lien Secured Obligations (including loans under the First Lien Credit Agreement and excluding, for the avoidance of doubt, Hedging Obligations), or

(ii)Loans under this Agreement and Pari Passu Debt

in each case within 10 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that, in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or acquisition of Debt pursuant to this clause (b), (i) the Borrower or such Subsidiary will retire such Debt and, in the case of revolving Debt, will cause the related commitment in existence on the date of such Asset Disposition (if any) to be permanently reduced by an amount equal to the principal amount so retired (for the avoidance of doubt and notwithstanding anything herein to the contrary, these provisions will not prohibit the Borrower and its Subsidiaries from increasing their borrowing base under revolving Debt, and commitments with respect to such borrowing base, at a later date) and (ii) in the case of any prepayment, repayment, purchase, redemption, defeasance or acquisition of Pari Passu Debt, the Loans under this Agreement shall be prepaid on at least a pro rata basis with such Pari Passu Debt.

(c)To the extent that (x) the aggregate consideration in respect of any such Asset Disposition is below $200,000,000 or (y) both (1) the aggregate consideration in respect of any such Asset Disposition is equal to or in excess of $200,000,000 and (2) on a pro forma basis after giving effect to such Asset Disposition, the PV-10 Coverage Ratio for the Borrower and its Consolidated Subsidiaries is at least 1.75 to 1.00, the Borrower or such Subsidiary, as the case may be, may elect to apply all or any portion of the Net Available Cash from such Asset Disposition either:

(i)to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire First Lien Secured Obligations  (including loans under the First Lien Credit Agreement and excluding, for the avoidance of doubt, Hedging Obligations), Loans under this Agreement and Pari Passu Debt, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that, in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or acquisition of Debt pursuant to this clause (c), (i) the Borrower or such Subsidiary will retire such Debt and, in the case of revolving Debt, will cause the related commitment in existence on the date of such Asset Disposition (if any) to be permanently reduced by an amount equal to the principal amount so retired (for the avoidance of doubt and notwithstanding anything herein to the contrary,  these provisions will not prohibit the Borrower and its Subsidiaries from increasing their borrowing base under revolving Debt, and commitments with respect to such borrowing base, at a later date)  and (ii) in the case of any prepayment, repayment, purchase, repurchase, redemption, defeasance or acquisition of Pari Passu Debt, the Loans under this Agreement shall be prepaid on at least a pro rata basis with such Pari Passu Debt; or

(ii)to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that, pending the final application of any such Net Available Cash in accordance with clauses (i) or (ii) above, the Borrower and its Subsidiaries may temporarily reduce Debt secured by a Prior Lien or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(d)Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraphs (b) and (c) will be deemed to constitute “Excess Proceeds.”  On the 10th or 366th day, as applicable, after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $20,000,000, the Borrower must make an offer (an “Asset Disposition Offer”) to all Lenders and, to the extent required by the terms of the applicable governing documents of any Debt secured by a Prior Lien or by any other Pari Passu Debt (collectively, the “Subject Debt”), to all holders of such Subject Debt, to prepay or purchase the maximum principal amount of Loans and such Subject Debt to which the Asset Disposition Offer applies that may be prepaid or purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Loans and such Subject Debt plus accrued and unpaid interest to the date of purchase, in accordance with the procedures established by the Administrative Agent for the Loans or set forth in the agreements governing such Subject Debt, as applicable; provided, that any such Asset Disposition Offer may be deferred if (but only for so long as) an Event of Default (as defined in the First Lien Credit Agreement) has occurred and is continuing under the First Lien Credit Agreement (and the Borrower agrees that during the period of any such deferral, the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries shall not exceed $20,000,000).  To the extent that the aggregate amount of Loans and Subject Debt so validly offered for prepayment or tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Agreement.  If the aggregate principal amount of Loans offered for prepayment or surrendered by Lenders and other Subject Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans and Subject Debt to be prepaid or purchased on a pro rata basis based on the aggregate principal amount of tendered Loans and Subject Debt.  Upon completion of the Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.  For the avoidance of doubt, in the event any Subject Debt requires a prepayment of Debt rather than an offer to prepay or repurchase Debt, the foregoing references to offers shall be deemed to refer to prepayments made in accordance with the terms of such Subject Debt; if the provisions of any other Subject Debt provide for a longer period for an offer to remain open or for payment to be made than is provided hereunder (the “Later Debt”), then (1) the portion of the Excess Proceeds that would be paid to holders of the Later Debt if all such holders accepted the offer shall be set aside (the “Later Debt Proceeds”), (2) the Asset Disposition Offer shall be conducted with respect to the remainder of such Excess Proceeds as provided herein and (3) following the conclusion of the offer and prepayment process for the Later Debt, any Later Debt Proceeds not applied to prepay or purchase Later Debt shall be applied to prepay or purchase the Loans or other Subject Debt of the holders thereof that accepted the Asset Disposition Offer or an applicable offer for Later Debt in the amounts that would have been paid to them had all the offers and prepayments been completed at the same time with the same acceptances and rejections being made by all applicable holders of Subject Debt.

The Asset Disposition Offer must remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”).  No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Borrower will prepay the principal amount of Loans and purchase or prepay the principal amount of Subject Debt required to be purchased or prepaid pursuant to the Asset Disposition Offer (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Loans and Subject Debt validly tendered in response to the Asset Disposition Offer; provided, that such purchase may be deferred if and for so long as the prepayment of Loans and Subject Debt would be prohibited under the First Lien Credit Agreement (and the Borrower agrees that during the period of any such deferral, the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries shall not exceed $20,000,000).

Each prepayment of Borrowings pursuant to this Section 9.06 shall be applied (i) ratably to the Loans included in the prepaid Borrowings and (ii) ratably to the First Lien Secured Obligations and the Debt hereunder.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

On or before the Asset Disposition Purchase Date, the Borrower must, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Loans and Subject Debt or portions of Loans and Subject Debt so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Loans and Subject Debt so validly tendered and not properly withdrawn.  The Borrower shall make each prepayment under this Section 9.06 in accordance with Section 4.01 and shall in addition take any and all other actions required by the agreements governing any Subject Debt that is being prepaid.  The Borrower will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this Section 9.06, the following will be deemed to be cash:

(i)the assumption by the transferee of Debt (other than Junior Debt or Disqualified Stock) of the Borrower or Debt of a Wholly-Owned Subsidiary (other than Junior Debt or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Borrower or the Subsidiary from all liability on such Debt in connection with the Asset Disposition; and

(ii)securities, notes or other obligations received by the Borrower or any Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 60 days after consummation of the Asset Disposition.

The Borrower will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless:

(i)at the time of entering into the Asset Swap and immediately after giving effect to the Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)in the event the Asset Swap involves the transfer by the Borrower or any Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $10,000,000, the terms of the Asset Swap have been approved by a majority of the members of the Board of Directors of the Borrower; and

(iii)in the event the Asset Swap involves the transfer by the Borrower or any Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $25,000,000, the Borrower has received a written opinion from an independent investment banking firm of nationally recognized standing that the Asset Swap is fair to the Borrower or the Subsidiary, as the case may be, from a financial point of view.

SECTION 9.07.Limitation on Affiliate Transactions.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless:

(a)the terms of the Affiliate Transaction are not materially less favorable to the Borrower or the Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Borrower; and

(b)in the event the Affiliate Transaction involves an aggregate consideration in excess of $25,000,000, the Borrower has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that the terms of the Affiliate Transaction are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Borrower.

The preceding paragraph will not apply to:

(a)any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 9.02;

(b)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee plans and/or insurance and indemnification arrangements provided to or for the benefit of employees and directors approved by the Board of Directors of the Borrower;

(c)loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time with respect to all loans or advances made since the date of this Agreement;

(d)any transaction between the Borrower and a Subsidiary or between Subsidiaries and Guarantees issued by the Borrower or a Subsidiary for the benefit of the Borrower or a Subsidiary, as the case may be, in accordance with Section 9.01; or

(e)the performance of obligations of the Borrower or any of its Subsidiaries under the terms of any agreement to which the Borrower or any of its Subsidiaries is a party as of or on the date of this Agreement as set forth on Schedule 9.07, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided that any future amendment, modification, supplement, extension or renewal entered into after the date of this Agreement will be so excluded only if its terms are not more disadvantageous to the Lenders than the terms of the agreements in effect on the date of this Agreement.

SECTION 9.08.Limitation on Sale of Capital Stock of Subsidiaries.  The Borrower will not, and will not permit any Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary or issue any of the Capital Stock of a Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(a)to the Borrower or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor; or

(b)in compliance with Section 9.06 and if, immediately after giving effect to such issuance or sale, such Subsidiary would continue to be a Subsidiary.

Notwithstanding the preceding paragraph, the Borrower or any Subsidiary may sell all of the Capital Stock of a Subsidiary as long as the Borrower complies with the terms of Section 9.06.

SECTION 9.09.Merger and Consolidation.  The Borrower will not consolidate with or merge with or into any other Person, or transfer all or substantially all its properties and assets to another Person, unless:

(a)the Borrower is the continuing or surviving Person in the consolidation or merger; or

(b)the Person (if other than the Borrower) formed by the consolidation or into which the Borrower is merged or to which all or substantially all of the Borrower’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by a supplement to this Agreement, all of the Borrower’s obligations under the Notes and this Agreement; and

(c)immediately after the transaction and the Incurrence or anticipated Incurrence of any Debt to be Incurred in connection therewith, no Event of Default exists; and

(d)immediately after giving effect to such transaction, the continuing or surviving Person would be able to Incur at least an additional $1.00 of Debt pursuant to Section 9.01(a); and

(e)each Subsidiary Guarantor shall have by supplement to the Guaranty Agreement confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations (if other than the Borrower) in respect of this Agreement and the Notes and shall continue to be in effect; and

(f)a certificate of a Responsible Officer is delivered to the Administrative Agent to the effect that the conditions set forth above have been satisfied and an opinion of counsel reasonably acceptable to the Administrative Agent has been delivered to the Administrative Agent to the effect that the conditions set forth above have been satisfied.

For purposes of the first paragraph of this Section 9.09, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

Notwithstanding clauses (c) and (d) above and clause (a)(ii) below, (x) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or another Subsidiary and (y) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction; provided that, in the case of a Subsidiary that merges into the Borrower, the Borrower will not be required to comply with clause (e) above.

The Borrower will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:

(a)(i) the Person formed by the consolidation or into which the Subsidiary Guarantor merged or to which all or substantially all of the Subsidiary Guarantor’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplement to the Guaranty Agreement, all the obligations of such Subsidiary Guarantor under its

Subsidiary Guarantee; (ii) immediately after the transaction and the Incurrence or anticipated Incurrence of any Debt to be Incurred in connection therewith, no Event of Default exists; and (iii) the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel reasonably acceptable to the Administrative Agent, each to the effect that the conditions set forth above have been satisfied; or

(b)the transaction is made in compliance with Section 9.06.

SECTION 9.10.Limitation on Lines of Business.  The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the Oil and Gas Business.

SECTION 9.11.Negative Pledge Agreements.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Oil and Gas Properties or its equity interests in Subsidiaries in favor of the Administrative Agent, the Collateral Agent and the Secured Parties, or which requires the consent of or notice to other Persons in connection therewith; provided,  however,  that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of this Agreement, the Security Instruments, the First Lien Credit Agreement or the First Lien Security Instruments, (b) Debt permitted by Section 9.01 secured by Liens permitted by Section 9.03 (but only to the extent related to the Property on which such Liens were created), or any contract, agreement or understanding creating Liens permitted by Section 9.03 (but only to the extent related to the Property on which such Liens were created), (c) any leases or licenses or similar contracts as they affect any Oil and Gas Property or Lien subject to a lease or license or (d) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Oil and Gas Property of such Subsidiary (or the Oil and Gas Property that is subject to such restriction) pending the closing of such sale or disposition.

SECTION 9.12.Limitation on Hedging.  No Credit Party will enter into any Hedging Agreements other than Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Borrower or its Subsidiaries entered into in the ordinary course of business and, in the case of Currency Agreements, Commodity Agreements and Interest Rate Agreements, such Currency Agreements, Commodity Agreements and Interest Rate Agreements are entered into for bona fide non-speculative hedging purposes of the Borrower or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower).

SECTION 9.13.Total Leverage Ratio.  The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2015, the Total Leverage Ratio to be greater than 4.25 to 1.00.

ARTICLE X

Events of Default; Remedies

SECTION 10.01.Events of Default.  Any of the following events shall constitute an “Event of Default”:

(a)failure to pay principal of or premium, if any, on any Loan when due;

(b)failure to pay any interest on any Loan when due hereunder or any amount payable under the Agency Fee Letter when due thereunder, in each case which failure continues for 30 calendar days past the applicable due date;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Credit Document or any amendment or modification of any Credit Document or waiver under such Credit Document, or in any report, certificate, financial statement or other document furnished pursuant to the provisions hereof or any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, any such representation and warranty (as so qualified) shall prove to have been incorrect in any respect when made or deemed made);

(d)failure by the Borrower or any Subsidiary to comply with its obligations under Section 8.02, Section 8.03 (as to the existence of the Borrower or such Subsidiary only), Section 8.13 or 9.09, or to make an Asset Disposition Offer or prepayment pursuant thereto when required to do so by the terms hereof;

(e)failure by the Borrower or any Subsidiary to perform, or breach of, any other covenant of the Borrower in this Agreement or of the Borrower or such Subsidiary in any other Credit Document (other than which is covered by clause (d) above), which failure or breach continues for 30 calendar days after the receipt of written notice thereof from the Administrative Agent or the Borrower;

(f)a Change of Control shall have occurred; or

(g)(i) any default in the payment when due of the principal amount of, or interest on, any other Debt of the Borrower or a Significant Subsidiary, the unpaid principal amount of which is not less than $10,000,000, in each case beyond any applicable grace period set forth in any agreement or instrument relating to such Debt,  or (ii) any other default (beyond any applicable grace period) under any agreement or instrument relating to such Debt occurs, which, which default in the case of clause (ii) results in the acceleration of the maturity of such Debt on or prior to its Stated Maturity or at the time of final maturity thereof;

(h)the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Borrower or a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Borrower or a Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Borrower (or a Significant Subsidiary) or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days;

(i)the commencement by the Borrower or a Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief with respect to the Borrower or a Significant Subsidiary under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Borrower (or a Significant Subsidiary) or of any substantial part of its property pursuant to any such law, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower or a Significant Subsidiary in furtherance of any such action;

(j)failure by the Borrower or any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5,500,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 calendar days;

(k)the occurrence of an ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Change; or

(l)any of the Credit Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Subsidiary Guarantor party thereto or shall be repudiated by any of them in writing, or any of the Security Instruments with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $15,000,000 shall cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

SECTION 10.02.Remedies.

(a)In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon (A) if Loans made on the Effective Date have been accelerated on a date on or prior to the date one year from the Effective Date, or if Incremental Loans have been accelerated on or prior to the date one year from the date such Incremental Loans were made, the Borrower shall be obligated to pay the Make-Whole Payment with respect to such Loans and any amount owed pursuant to Section 5.02,, and (B) if Loans made on the Effective Date have been accelerated on a date after the date one year from the Effective Date, or if Incremental Loans have been accelerated after the date one year from the date such Incremental Loans were made, the Borrower shall be obligated to pay the the principal of the Loans so declared to be due and payable, together with accrued interest thereon,  the Applicable Premium, if any, and any amount owed pursuant to Section 5.02, and in each case all other fees and other obligations of the Borrower and the Subsidiary Guarantors accrued hereunder and under the Notes and the other Credit Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Subsidiary Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Subsidiary Guarantors accrued hereunder and under the Notes and the other Credit Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Subsidiary Guarantor.

(b)In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of any Loans and Notes, whether by acceleration or otherwise, shall be applied:

(i)first, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent, Joint Lead Arrangers and other Agents, each in their capacity as such;

(ii)second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, premium, expenses and indemnities payable to the Lenders;

(iii)third, pro rata to payment of accrued interest on the Loans;

(iv)fourth, to payment of principal outstanding on the Loans;

(v)fifth, pro rata to any other Secured Obligations; and

(vi)sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Agents

SECTION 11.01.Appointment; Powers.  Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each of them to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof and the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 11.02.Duties and Obligations of Agents.  The Agents shall not have any duties or obligations except those expressly set forth in the Credit Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Credit Documents with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, each Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by any bank serving as an Agent or any of its Affiliates in any capacity.  No Agent shall be deemed to have any knowledge of any Default unless and until written notice thereof is received by such Agent from the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Credit Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or those conditions precedent expressly required to be to such Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Credit Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article 6, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

SECTION 11.03.Action by an Agent.  No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Majority Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases an Agent shall be fully justified in failing or refusing to act hereunder or under any other Credit Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), or, in the case of the Collateral Agent, instructions from the Administrative Agent, specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by an Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then an Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders (or, in the case of the Collateral Agent, as directed by the Administrative Agent) in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall an Agent be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the Credit Documents or applicable law.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it in its capacity as an Agent hereunder or under any other Credit Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.  Notwithstanding anything herein to the contrary, in each instance where the action or non-action of the Administrative Agent is required or permitted, or discretionary rights or powers conferred upon the Administrative Agent may be exercised or refrained from being exercised, the Administrative Agent shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from, the Majority Lenders or, if otherwise applicable, the Lenders, and it may do so pursuant to a negative notice or otherwise.

SECTION 11.04.Reliance by the Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

SECTION 11.05.Subagents.  Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 11.06.Resignation of Administrative Agent and Collateral Agent.

(a)Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06(a), the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank.  If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Majority Lenders appoint a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article 11 and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

(b)Subject to the appointment and acceptance of a successor Collateral Agent as provided in this Section 11.06, the Collateral Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank.  If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Majority Lenders appoint a successor Agent (except that in the case of any collateral security held by, or in the name of, the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed).  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article 11 and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

SECTION 11.07.Agents as Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 11.08.No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Credit Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Credit Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Joint Lead Arranger or Joint Bookrunner shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Bracewell & Giuliani llp is acting in this transaction as special counsel to the Administrative

Agent only.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Credit Documents and the matters contemplated therein.

SECTION 11.09.Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, directly or through the Collateral Agent:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Collateral Agent and their agents and counsel, and any other amounts due the Agents under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.10.Authority Of Administrative Agent and Collateral Agent To Release Collateral And Liens.  Each Lender hereby, or by agreeing to be bound to the Intercreditor Agreement, authorizes each of the Administrative Agent and the Collateral Agent to release or subordinate any Collateral that is permitted to be sold or released or be subject to a Lien pursuant to the terms of the Credit Documents.  Each Lender hereby, or by agreeing to be bound to the Intercreditor Agreement, authorizes each of the Administrative Agent and the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Oil or Gas

Property or such other Collateral to the extent such sale or other disposition is permitted by the terms of Section 9.06 or is otherwise authorized by the terms of the Credit Documents.

SECTION 11.11.The Joint Lead Arrangers, Joint Bookrunners, .  The Joint Lead Arrangers and Joint Bookrunners, shall have no duties, responsibilities or liabilities under this Agreement and the other Credit Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

SECTION 11.12.Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 11.12.  The agreements in this Section 11.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.  For the avoidance of doubt, this Section 11.12 shall not limit or expand the obligations any Credit Party under Section 5.03 or any other provision of this Agreement.

ARTICLE XII

Miscellaneous

SECTION 12.01.Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to the Borrower, to it at 1401 Enclave, Suite 600, Houston, TX 77077 Attention:  Joseph C. Gatto, Jr., Facsimile: 281-589-5215;

(ii)if to the Administrative Agent or the Collateral Agent,  to it at 4th Floor, 20 King Street West, Toronto, Ontario M5H 1C4, Attention: Manager, Agency Services Group, Facsimile: 416-842-4023; and

(iii)if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2, Article 3, Article 4 And Article 5 unless set forth herein or otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications and any such approval of procedures in respect of electronic communications by any Lender or the Administrative Agent may be revoked at any time by any such Lender or by the Administrative Agent.  In connection with any such revocation, if such Lender or the Administrative Agent elects not to receive electronic communications (including those by electronic mail), then such electronic communications (including electronic mail) shall not be a valid method of delivering notices hereunder to such Person notwithstanding any provision hereof to the contrary.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received by the recipient during its normal business hours.     Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws

The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided,  however, that the Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing.  If any party elects to give the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method), the Collateral Agent understanding of such instructions shall be deemed controlling.  The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  Any party agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.02.Waivers; Amendments.

(a)No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, any other Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any provision hereof nor any Credit Document (other than the Agency Fee Letter) nor any provision thereof may be waived, amended or modified except as expressly provided in Section 2.08, 2.09 or 2.10 or pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i)increase the Commitment of any Lender without the written consent of such Lender;

(ii)reduce the principal amount of any Loan or reduce the rate of interest thereon or any fee or premium payable to any Lender, or reduce any other Secured Obligations hereunder or under any other Credit Document, without the written consent of each Lender affected thereby;

(iii)postpone the scheduled date of payment or prepayment of the principal amount of any Loan (which, for the avoidance of doubt, shall not include any mandatory prepayment pursuant to Section 3.05), or any interest thereon or any fee or premium payable to any Lender or any other Secured Obligations hereunder or under any other Credit Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date applicable to any Loan, without the written consent of each Lender affected thereby;

(iv)extend the date for, payment of any Applicable Premium or Make-Whole Payment, or otherwise amend any provision of the Credit Agreement (including the definition of “Applicable Premium” or “Make-Whole Payment”) in a manner that would have the direct effect of reducing the amount of the Applicable Premium or Make-Whole Payment or shortening any period during which the Applicable Premium or Make-Whole Payment is required to be paid or changing the circumstances in which the Applicable Premium or Make-Whole Payment is to be paid in a manner adverse to the Lenders, without the prior written consent of each Lender affected thereby,

(v)change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender adversely affected thereby, or change Section 10.02(c) without the written consent of each Person entitled to distribution who is adversely affected thereby;

(vi)release one or more Subsidiary Guarantors that in the aggregate account for all or substantially all of the value of the Guarantees provided by Subsidiaries under the Guarantee Agreement, including by limiting liability in respect thereof (except as set forth in the Guaranty Agreement or Section 8.13(d)), or release all or substantially all of the collateral subject to the Liens created by the Security Instruments (other than as provided in Section 11.10), without the written consent of each Lender;

(vii)change the provisions of Section 12.04(b) to impose additional restrictions on the ability of Lenders to assign their rights or obligations under the Credit Documents without the written consent of each Lender affected thereby;

(viii)change any of the provisions of this Section 12.02(b) or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Credit Documents or make any determination or grant any consent hereunder or any other Credit Documents, in each case to the extent that such provision specifies that all Lenders must make any determination or grant any consent hereunder or under any other Credit Documents, without the written consent of each Lender;

(ix)change the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or under any other Credit Documents or make any determination or grant any consent hereunder or any other Credit Documents, in each case without the written consent of each Lender (or Lenders of such Class); or

(x)in the event Loans of one or more additional Classes shall have been established pursuant to Section 2.08, 2.09 or 2.10, change any provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a majority in interest of each affected Class;

provided,  further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or such other Agent, as the case may be.  Notwithstanding the foregoing, (A) the Agency Fee Letter may be amended or replaced at any time with the consent only of the Borrower and the Agents, and (B) any supplement to Schedule 7.11 (Subsidiaries) shall be effective, after compliance with the requirements of Section 12.16, simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

SECTION 12.03.Expenses, Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable and substantiated out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers, the Joint Bookrunners and their Affiliates, including, without limitation, the reasonable and substantiated fees, charges and disbursements of outside counsel for each of the Administrative Agent and the Collateral Agent, applicable local outside counsel and other outside consultants for the Administrative Agent and the Collateral Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Collateral Agent as to the rights and duties of the Administrative Agent and the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Credit Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and substantiated out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent, any Joint Lead Arranger or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all out-of-pocket expenses incurred by any Agent, any Joint Lead Arranger, any Joint Bookrunner or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Joint Lead Arranger, any Joint Bookrunner or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Credit Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH JOINT LEAD ARRANGER, EACH JOINT BOOKRUNNER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE,

INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION, ENFORCEMENT OR DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER CREDIT DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER CREDIT DOCUMENT, (II) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY CREDIT DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (III) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY SUBSIDIARY GUARANTOR SET FORTH IN ANY OF THE CREDIT DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (IV) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (V) ANY OTHER ASPECT OF THE CREDIT DOCUMENTS, (VI) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES, (VII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (VIII) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS AT, ON, FROM, UNDER OR TO ANY OF THEIR CURRENT OR FORMER PROPERTIES, (IX) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (X) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO RELATE TO CLAIMS SOLELY AMONG THE AGENTS, THE JOINT LEAD ARRANGERS, THE JOINT BOOKRUNNERS,  THE LENDERS OR ANY OF THEIR AFFILIATES (OTHER THAN CLAIMS DIRECTED AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, A JOINT

LEAD ARRANGER, OR JOINT BOOKRUNNER OR IN ITS CAPACITY AS SUCH) AND THAT DID NOT ARISE FROM ANY ACT OR OMISSION BY THE BORROWER OR ANY OF ITS AFFILIATES.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Joint Lead Arranger or Joint Bookrunner under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or such Joint Lead Arranger, or Joint Bookrunner, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Joint Lead Arranger, or Joint Bookrunner in its capacity as such.

(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)All amounts due under this Section 12.03 shall be payable not later than 30 days after written demand therefor.

SECTION 12.04.Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and Section 3.04(c).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Agents, the Joint Lead Arrangers, the Joint Bookrunners, and the Related Parties of the Agents, the Joint Lead Arrangers, the Joint Bookrunners,  and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Administrative Agent and the Borrower (in each case, such consent not to be unreasonably withheld),  provided that (A) no consent of the Borrower shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender immediately prior to giving effect to such assignment or if a Default or an Event of Default has occurred and is continuing, and (B) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, and (C) the Borrower’s consent during the primary syndication of the Loans made on the Effective Date shall be subject to the consent letter executed among the Borrower, J.P. Morgan Securities LLC and JPMorgan Chase, National Association.

(ii)Assignments shall be subject to the following additional conditions:

(A)the amount of the unused Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be a multiple of, and shall not be less than, $1,000,000 unless the Administrative Agent otherwise consents and, if the Borrower’s consent for the assignment is required, the Borrower otherwise consents;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)the parties to each assignment shall (1) execute and deliver an Assignment and Assumption to the Administrative Agent (which shall notify the Borrower of such assignment) via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 in each case (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable U.S. Tax forms required pursuant to Section 5.03(e); and

(E)in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower or any Affiliate of the Borrower other than pursuant to Section 3.04(c).

(iii)Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b), if applicable, any written consent to such assignment required by Section 12.04(b) and any applicable tax forms required pursuant to Section 5.03(e), the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi)For the avoidance of doubt, each repurchase of Loans made in accordance with Section 3.04(c) shall be deemed to be an assignment made in compliance with this Section 12.04.

(c)(i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02(b) that affects such Participant.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and subject to the requirements and limitations of) Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (it being understood that any documentation required to be provided pursuant to Section 5.03(e) shall be provided to the participating Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in law after the sale of the participation.

(iii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Credit Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.05.Survival; Revival; Reinstatement.

(a)All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Credit Document or any provision hereof or thereof.

(b)To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Collateral Agent’s Liens and each Secured Party’s rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect.  In such event, each Credit Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

SECTION 12.06.Counterparts; Integration; Effectiveness.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)This Agreement, the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof (but do not supersede any other provisions of any engagement, fee or similar letter between the Borrower and one or more Agents or Affiliates of Agents that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.07.Severability.  Any provision of this Agreement or any other Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  If it becomes illegal for any Lender to hold or benefit from a Lien over real property pursuant to any law, such Lender shall notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.

SECTION 12.08.Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Hedge Contracts) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

SECTION 12.09.GOVERNING LAW; JURISDICTION.

(a)THIS AGREEMENT, THE NOTES AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT BY IT OR ANY OF ITS AFFILIATES SHALL BE BROUGHT, AND SHALL BE HEARD AND DETERMINED, EXCLUSIVELY IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IN WHICH SUCH CREDIT PARTY OR ANY OF ITS PROPERTIES IS LOCATED, NOR SHALL ANYTHING IN THIS AGREEMENT AFFECT ANY RIGHT THAT THE BORROWER MAY HAVE TO BRING ANY ACTION OR PROCEEDING IN ANOTHER JURISDICTION SOLELY FOR THE PURPOSE OF ENFORCING A FINAL JUDGMENT

AGAINST ANOTHER PARTY BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN THIS PARAGRAPH (B).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d)EACH PARTY HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE CREDIT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

SECTION 12.10.Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 12.11.Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such

Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, to any other party to this Agreement or any other Credit Document, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any securitization or Hedge Contract relating to the Borrower and its obligations or any credit insurance provider, (g) with the consent of the Borrower, (h) on a confidential basis, to (1) any rating agency in connection with rating any credit facility provided hereunder or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any credit facility provided hereunder, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or Collateral Agent in connection with the administration, settlement and management of this Agreement and the Credit Documents or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.12.Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and, if applicable, the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Credit Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Credit Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall, except as provided below in this Section, be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the actual full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (A) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.07 and (B) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.07.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

SECTION 12.13.EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS ON THE

BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

SECTION 12.14.No Third Party Beneficiaries.  This Agreement, the other Credit Documents and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, the Agents, the Joint Lead Arrangers, the Joint Bookrunners,  the Lenders and, to the extent provided herein, the Related Parties of the foregoing Persons, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Credit Document against the Administrative Agent, any other Agent, any Joint Lead Arranger, any Joint Bookrunner, or any Lender for any reason whatsoever.  There are no third party beneficiaries other than as expressly set forth herein.

SECTION 12.15.Flood Insurance Regulation.  Notwithstanding any provision in any Security Instrument to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located in a special flood hazard area included in the definition of “Mortgaged Property,”  “Collateral” or similar definition in any Security Instrument and no such Building or Manufactured (Mobile) Home shall be encumbered by any such Security Instrument.

SECTION 12.16.USA PATRIOT Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and the Subsidiary Guarantors and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the Act.

SECTION 12.17.No Fiduciary Duty.  The Agents, Joint Lead Arrangers, Joint Bookrunners,  Lenders and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower and the Subsidiaries, their stockholders and/or their Affiliates (collectively, solely for purposes of this paragraph, the “Borrower Parties”).  The Borrower agrees that nothing in the Agreement or the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Borrower Party, on the other.  The Borrower acknowledges and agrees that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower Party with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Borrower Party on other matters) or any other obligation to any Borrower Party except the obligations expressly set forth in the Credit Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Borrower Party, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower Party, in connection with such transaction or the process leading thereto.

SECTION 12.18.Intercreditor Agreement.  The Lenders acknowledge that the obligations of the Borrower under the First Lien Credit Agreement and Refinancing Debt in respect thereof are and shall be secured by Liens on assets of the Borrower and the other Credit Parties that constitute Collateral under the Security Instruments and that the relative Lien priorities and other creditor rights of the Lenders hereunder and the secured parties thereunder will be set forth in the Intercreditor Agreement.  Each Lender hereby acknowledges that it has received a copy of the Intercreditor Agreement.  Each Lender hereby irrevocably (a) consents to the subordination and equalization, as applicable, of the Liens on the Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of such Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement.  Each Lender hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Secured Obligations and any Debt under the First Lien Credit Agreement or any Refinancing Debt in respect thereof as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender.  The Administrative Agent shall have the benefit of the provisions of Article XI with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CALLON PETROLEUM COMPANY, a
Delaware corporation

By:	/s/ Joseph C. Gatto, Jr.
Name: Joseph C. Gatto, Jr
Title: Chief Financial Officer,
Senior Vice President and Treasurer

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

ROYAL BANK OF CANADA,
as Administrative Agent and as Collateral Agent

By:	/s/ Ann Hurley
Ann Hurley
Manager, Agency

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Michael Kamauf
Name:Michael A Kamauf
Title:Authorized Officer

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]